SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

NetIQ Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of NetIQ Corporation

(2)	Aggregate number of securities to which transaction applies:

40,089,591 shares of common stock, options to purchase 3,260,014 shares of common stock and restricted stock awards representing an aggregate of 64,426 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $53,085 was calculated pursuant to applicable rules and orders of the Commission and is equal to $107.00 per $1,000,000 of the proposed aggregate merger consideration of $496,121,934, which represents the sum of (a) the product of 40,089,591 issued and outstanding shares of common stock and merger consideration of $12.20 per share, (b) the product of (i) 3,260,014 shares of common stock underlying options and (ii) the difference between $12.20 per share and the weighted average exercise price of such options of $10.285 per share and (c) the product of 64,426 shares of common stock associated with restricted stock awards and merger consideration of $12.20 per share.

(4)	Proposed maximum aggregate value of transaction:

$496,121,934

(5)	Total fee paid:

$53,085

☐ Fee	paid previously with preliminary materials.

☐ Check	box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder:

The Board of Directors of NetIQ Corporation has unanimously approved a merger agreement which provides for the acquisition of NetIQ by Wizard Holding Corporation for $12.20 per share in cash, without interest. Wizard Holding Corporation is the parent company of a number of direct and indirect subsidiaries that are known collectively by the trade name “AttachmateWRQ”.

Stockholders of NetIQ will be asked, at a special meeting of NetIQ’s stockholders, to approve and adopt the merger agreement and the merger. The Board of Directors has unanimously approved and declared the merger and the merger agreement advisable, and has declared that it is in the best interests of NetIQ’s stockholders that NetIQ enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. The Board of Directors recommends that NetIQ’s stockholders vote FOR approval and adoption of the merger agreement and the merger.

The date, time and place of the special meeting to consider and vote upon a proposal to approve and adopt the merger agreement and the merger are as follows:

•

•

•

•

•

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of NetIQ’s stockholders. NetIQ encourages you to read the entire proxy statement carefully. You may also obtain more information about NetIQ from documents NetIQ has filed with the Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK YOU OWN. BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF NETIQ’S COMMON STOCK, A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY VOTE YOUR SHARES BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,

Charles M. Boesenberg

Chairman and Chief Executive Officer

THIS PROXY STATEMENT IS DATED •, 2006

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT •, 2006.

NETIQ CORPORATION

1650 Technology Drive, Suite 800, San Jose, CA 95110-3089

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD •, 2006

To the Stockholders of NetIQ Corporation:

A special meeting of stockholders of NetIQ Corporation, a Delaware corporation, will be held at •, on •, local time, for the following purposes:

1.	to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of April 26, 2006, by and among the Company, Wizard Holding Corporation and Ninth Tee Merger Sub, Inc., a wholly-owned subsidiary of Wizard Holding Corporation, and the merger contemplated thereby, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.001 per share, of NetIQ Corporation will be converted into the right to receive $12.20 in cash, without interest; and

2.	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on May 15, 2006 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person. To assure your representation at the meeting in case you cannot attend, you are urged to vote your shares by marking, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy card.

Holders of NetIQ’s common stock have the right to dissent from the merger and obtain payment in cash of the fair value of their common stock as appraised by the Delaware Court of Chancery under applicable provisions of Delaware law. This amount could be more, the same or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. In order to perfect and exercise their appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights of Appraisal” in the accompanying proxy statement.

The approval and adoption of the merger agreement and the merger requires the approval of the holders of a majority of the outstanding shares of the Company’s common stock. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of approval and adoption of the merger agreement and the merger. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will effectively be counted as a vote against approval and adoption of the merger agreement and the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors,

Betsy E. Bayha

Senior Vice President, General Counsel and Secretary

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of NetIQ Corporation (“NetIQ” or the “Company”) by Wizard Holding Corporation (“Parent”), which is the parent company of a number of direct and indirect subsidiaries (including Attachmate Corporation) that are known collectively by the trade name “AttachmateWRQ”. In this proxy statement, references to AttachmateWRQ are used to refer to Parent and its subsidiaries and references to specific legal entities are used only where such distinction is important. Wizard Holding Corporation will acquire NetIQ pursuant to an Agreement and Plan of Merger (the “merger agreement”) dated as of April 26, 2006 among NetIQ, Parent and Ninth Tee Merger Sub, Inc., a wholly-owned subsidiary of Parent (“merger sub”). Once the merger agreement has been approved and adopted by NetIQ stockholders and the other closing conditions under the merger agreement have been satisfied or waived, merger sub will merge with and into NetIQ. NetIQ will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly-owned subsidiary of Parent.

Q:	What will NetIQ stockholders receive in the merger?

A:	Upon completion of the merger, NetIQ stockholders will receive $12.20 in cash, without interest, for each share of NetIQ common stock that they own. For example, if you own 100 shares of NetIQ common stock, you will receive $1,220.00 in cash in exchange for your NetIQ shares.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at •, on •, at •, local time.

Q:	What vote of NetIQ stockholders is required to approve and adopt the merger agreement and the merger?

A:	In order to complete the merger, stockholders holding at least a majority of the shares of NetIQ common stock outstanding at the close of business on the record date must vote FOR the approval and adoption of the merger agreement and the merger.

Q:	How does the NetIQ Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that stockholders vote FOR the proposal to approve and adopt the merger agreement and the merger. You should read “The Merger—The Company’s Reasons for the Merger” for a discussion of the factors that the Board of Directors considered in deciding to recommend the approval and adoption of the merger agreement and the merger.

Q:	What do I need to do now?

A:	Please read this proxy statement carefully, including its annexes, to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of NetIQ stockholders.

Q:	What happens if I do not return a proxy card or otherwise vote?

A:	Because the required vote of NetIQ stockholders is based upon the number of outstanding shares of common stock, the failure to return your proxy card or to otherwise vote will have the same effect as voting against the merger. A vote to abstain will also have the same effect as voting against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without such instructions, your shares will not be voted, which will have the same effect as voting against the merger. See “The Special Meeting of the Company’s Stockholders—Voting by Proxy”.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker you may attend the special meeting of NetIQ stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name”, you must first get a proxy card from your broker in order to attend the special meeting and vote.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under the General Corporation Law of the State of Delaware, holders of NetIQ common stock who do not vote in favor of approving and adopting the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and the merger and they comply with the Delaware law procedures explained in this proxy statement.

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of $12.20 in cash for each share of NetIQ common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $12.20 per share and your adjusted tax basis in that share. You should read “The Merger—Material United States Federal Income Tax Consequences” for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	NetIQ and AttachmateWRQ are working toward completing the merger as quickly as possible after the special meeting and in any event anticipate that it will be completed by August 11, 2006. In order to complete the merger, NetIQ must obtain stockholder approval and a number of other closing conditions under the merger agreement must be satisfied. See “The Merger Agreement—General” and “The Merger Agreement—Conditions to the Merger”.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to AttachmateWRQ’s exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact NetIQ’s proxy solicitation agent:

•

•

•

Telephone: •

Fax: •

SUMMARY

This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the merger. The merger agreement is attached as Annex A to this proxy statement. NetIQ encourages you to read the merger agreement because it is the legal document that governs the merger.

The Proposed Transaction

•	Stockholder Vote. You are being asked to vote to approve and adopt a merger agreement with respect to a merger in which the Company will be acquired by AttachmateWRQ.

•	Price for Your Stock. Upon completion of the merger, you will receive $12.20 in cash, without interest, for each of your shares of the Company’s common stock.

•	The Acquiror. Wizard Holding Corporation, which is the parent company of a number of subsidiaries (including Attachmate Corporation) known collectively by the trade name “AttachmateWRQ”, will acquire NetIQ. AttachmateWRQ is a provider of host access, host integration, desktop management and security solutions to business customers worldwide.

Board Recommendation

The Company’s Board of Directors, by unanimous vote, has determined that the merger agreement is advisable, has approved and adopted the merger agreement and the merger and unanimously recommends that the Company’s stockholders vote FOR approval and adoption of the merger agreement and the merger. See “The Merger—Recommendation of the Company’s Board of Directors”.

Reasons for the Merger

NetIQ’s Board of Directors carefully considered the terms of the proposed transaction and approved the merger after considering a number of factors, including the following:

•	the merger consideration of $12.20 per share price represents a 13% premium to the closing price of $10.76 on April 25, 2006 (the last trading day prior to the Board’s approval of the merger), a 14% premium to the closing price of $10.72 on April 26, 2006 (the last trading day prior to the public announcement of the execution of the merger agreement), a 10% premium to the average closing price over the 30-day period ending April 26, 2006 and a 5% premium to the average closing price over the 12-month period ending April 26, 2006;

•	on an aggregate value basis, which represents NetIQ’s market capitalization plus total debt less cash and cash equivalents as of March 31, 2006, the merger consideration of $12.20 per share represents a premium of 25% as of April 25, 2006 and a premium of 26% as of April 26, 2006;

•	their belief that $12.20 per share represents the highest fixed price AttachmateWRQ would be willing to pay;

•	their belief that the prospects of the Company if it remains independent would involve significant risks to NetIQ stockholders compared to the certainty of value offered to NetIQ stockholders pursuant to the merger agreement;

•	a review of the Company’s financial condition, results of operations and business and earnings prospects if it were to remain independent;

•	the lack of assurance as to when or whether another favorable opportunity to sell NetIQ would arise;

•	the written opinion of Morgan Stanley & Co. Incorporated (“Morgan Stanley”) delivered to the Board of Directors on April 26, 2006, to the effect that, as of that date and based upon and subject to the matters and assumptions stated in the opinion, the consideration to be received by holders of the shares of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•	the terms of the merger agreement, including the termination fee payable by the Company under the merger agreement and the ability of the Company and the Board of Directors to respond to a superior proposal;

•	the likelihood of closing in light of the relatively limited closing conditions contained in the merger agreement, the financing commitment AttachmateWRQ received from Credit Suisse and UBS and the termination fee payable by AttachmateWRQ in certain circumstances;

•	compensation and benefits to the Company’s employees, including the extent to which the interests of the Company’s directors and executive officers in the merger may differ from those of the Company’s stockholders; and

•	taxability of the merger to NetIQ stockholders and NetIQ stockholders’ lack of participation in future growth as a result of receiving cash for their stock.

See “The Merger—The Company’s Reasons for the Merger”.

Fairness Opinion

Morgan Stanley delivered to the Company’s Board of Directors its written opinion, dated April 26, 2006, to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $12.20 in cash per share to be received by holders of the shares of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “The Merger—Fairness Opinion Delivered to the Company’s Board of Directors”.

The full text of Morgan Stanley’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. NetIQ urges you to read it carefully in its entirety. Morgan Stanley’s opinion is directed to NetIQ’s Board of Directors and relates only to the fairness of the merger consideration from a financial point of view as of the date of the opinion. The opinion does not address any other aspect of the proposed transaction and is not a recommendation as to how any of NetIQ’s stockholders should vote with respect to the merger agreement or the merger.

Financing

NetIQ and AttachmateWRQ estimate that the total amount of funds necessary to pay the merger consideration and the cash payments in respect of stock options and restricted stock awards outstanding as of the date of the merger agreement is $495.0 million. NetIQ has agreed to fund at least $165.0 million of the purchase price with its cash on hand. AttachmateWRQ obtained a written commitment from Credit Suisse and UBS to provide debt financing in an aggregate amount of $505.0 million in connection with the merger and the other transactions contemplated by the merger agreement. Funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letter pursuant to which the financing will be provided. See “The Merger—Financing”.

Material United States Federal Income Tax Consequences

The merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of the Company’s common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of the Company’s common stock. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes. See “The Merger—Material United States Federal Income Tax Consequences”.

The Special Meeting of the Company’s Stockholders

•	Place, Date and Time. The special meeting will be held at • local time at •, on •, 2006.

•	What Vote is Required for Approval and Adoption of the Merger Agreement and the Merger. The approval and adoption of the merger agreement and the merger requires the approval of the holders of a majority of the outstanding shares of the Company’s common stock. A failure to vote or a vote to abstain has the same effect as a vote AGAINST approval and adoption of the merger agreement and the merger.

•	Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of the Company’s common stock you own of record as of May 15, 2006, which is the record date for the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on May 15, 2006, there were • shares of the Company’s common stock outstanding held by approximately • holders of record.

•	Procedure for Voting. You can vote shares you hold of record by attending the special meeting and voting in person or by mailing the enclosed proxy card. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted, which will have the same effect as a vote AGAINST approval and adoption of the merger agreement and the merger. See “The Special Meeting of the Company’s Stockholders”.

•	How to Revoke Your Proxy. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Company’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Dissenters’ Rights of Appraisal

Delaware law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more, the same or less than the amount you would be entitled to receive under the terms of the merger agreement.

To exercise your appraisal rights, you must deliver a written demand for appraisal of your shares to the Company at or before the special meeting and you must not vote in favor of approval and adoption of the merger agreement and the merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. If you fail to perfect your appraisal rights under Delaware law you will receive the merger consideration of $12.20 for each share of the Company’s common stock you own. See “Dissenters’ Rights of Appraisal”.

The Company’s Stock Price

Shares of the Company’s common stock are listed on The Nasdaq National Stock Market (“NASDAQ”) under the trading symbol “NTIQ”. On April 26, 2006, which was the last trading day before the announcement of the merger, the Company’s common stock closed at $10.72 per share. On •, 2006, which was the last practicable trading day before this proxy statement was printed, the Company’s common stock closed at $• per share. See “Market Price of the Company’s Common Stock”.

When the Merger Will be Completed

NetIQ and AttachmateWRQ are working to complete the merger as soon as possible and anticipate completing the merger by August 11, 2006, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described below. See “The Merger Agreement—General”.

Non-Solicitation of Other Offers

The merger agreement contains restrictions on the Company’s ability to solicit or engage in discussions or negotiations with any third party regarding a proposal to acquire a significant interest in the Company. Notwithstanding these restrictions, under certain limited circumstances, the Board of Directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal. See “The Merger Agreement—No Solicitation of Other Offers”.

Conditions to Completing the Merger

The obligations of NetIQ and AttachmateWRQ to complete the merger are subject to the satisfaction or waiver of a number of conditions, including the following:

•	approval and adoption of the merger agreement and the merger by stockholders holding at least a majority of the shares of NetIQ common stock;

•	the absence of any applicable law, court order, injunction or other legal restraint prohibiting the merger, or any governmental litigation seeking to block the merger or impose material limitations on AttachmateWRQ’s ownership of the Company or its common stock; and

•	expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

AttachmateWRQ will not be obligated to complete the merger unless the following additional conditions have been satisfied or waived:

•	immediately prior to the effective time of the merger, the Company must have freely available cash equal to at least the sum of $165 million and any cash received by the Company from the exercise of employee stock options during the period between the execution of the merger agreement and the effective time of the merger, and the Company must have deposited such sum (less amounts payable to holders of employee stock options and restricted stock awards in connection with the merger) with the exchange agent;

•	the Company must have performed in all material respects all of its obligations under the merger agreement;

•	the Company’s representations and warranties set forth in the merger agreement must be true and correct (disregarding any qualifications as to materiality or any material adverse effect on the Company) as of the closing date of the merger (or, if applicable, as of an earlier date), with only such exceptions as would not individually or in the aggregate have a material adverse effect on the Company or, in the case of certain specifically identified Company representations, as would not individually or in the aggregate reasonably be expected to result in costs or liabilities to the Company of more than the sum of $500,000 and any amounts voluntarily deposited by the Company with the exchange agent in addition to the amount described in the first bullet above;

•	the Company must have delivered to AttachmateWRQ a certificate signed by one of the Company’s executive officers certifying that the conditions in the three preceding bullets have been satisfied;

•	dissenters’ rights of appraisal must not have been exercised for more than 20% of the Company’s common stock; and

•	the Company must have delivered certified copies of certain corporate documents to AttachmateWRQ.

The Company will not be obligated to complete the merger unless the following additional conditions have been satisfied or waived:

•	immediately prior to the effective time of the merger, AttachmateWRQ must have made an amount of cash available to the exchange agent equal to the merger consideration to be paid to the Company’s stockholders less a specified minimum amount to be contributed by the Company;

•	AttachmateWRQ must have performed in all material respects all of its obligations under the merger agreement;

•	the representations and warranties of AttachmateWRQ set forth in the merger agreement must be true and correct as of the closing date of the merger (or, if applicable, as of an earlier date), with only such exceptions as would not reasonably be expected to have a material adverse effect on AttachmateWRQ;

•	the Company must have received a certificate signed by an executive officer of AttachmateWRQ certifying that the conditions in the three preceding bullets have been satisfied; and

•	any solvency opinion delivered to any of AttachmateWRQ’s lenders pursuant to the debt financing arrangement contemplated by the commitment letter provided to AttachmateWRQ by Credit Suisse and UBS in connection with the merger or any substitute financing arrangement must have also been delivered to the Company in a form entitling the Company to rely upon such opinion.

See “The Merger Agreement—Conditions to the Merger”.

Termination of the Merger Agreement

NetIQ and AttachmateWRQ can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•	by either NetIQ or AttachmateWRQ, if the merger has not been completed by August 11, 2006, for any reason, provided, however, that this right to terminate the merger agreement will not be available to a party whose breach of any covenant contained in the merger agreement resulted in the failure of the merger to be completed by August 11, 2006;

•	by either NetIQ or AttachmateWRQ, if completion of the merger would violate any nonappealable final court order, decree or judgment prohibiting the merger;

•	by either NetIQ or AttachmateWRQ, if NetIQ stockholders do not approve and adopt the merger agreement and the merger at the special meeting;

•	by either NetIQ or AttachmateWRQ, if the other party has breached any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach would result in the failure to satisfy any of the conditions to the merger related to truth and correctness of the breaching party’s representations and warranties or performance of the breaching party’s obligations under the merger agreement and which breach is not reasonably capable of being cured by August 11, 2006, in the breaching party’s good faith judgment;

•	by AttachmateWRQ, if NetIQ recommends an alternative acquisition proposal or fails to make, withdraws or modifies in a manner adverse to AttachmateWRQ the recommendation of the Company’s Board of Directors that the Company’s stockholders vote for approval and adoption of the merger agreement and the merger;

•	by AttachmateWRQ, if NetIQ enters into or publicly announces its intention to enter into a definitive agreement or an agreement in principle to accept an alternative acquisition proposal that is a superior proposal;

•	by AttachmateWRQ, if NetIQ willfully and materially violates its obligation to call the special meeting or its non-solicitation obligations under the merger agreement;

•	by NetIQ, if NetIQ receives a superior proposal and:

—	the Board of Directors authorizes the Company to enter into a written agreement to accept the superior proposal;

—	before exercising the termination right, the Company provides AttachmateWRQ with at least two business days’ written notice of the Company’s intention to terminate the merger agreement and accept a superior proposal and a description of the material terms and conditions of the superior proposal; and

—	the Company waits until after the second business day following AttachmateWRQ’s receipt of such written notice and AttachmateWRQ has not during that time made an irrevocable unconditional offer that is at least as favorable to the Company’s stockholders as the superior proposal.

See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee; Expenses”.

Termination Fees

NetIQ has agreed to pay AttachmateWRQ a termination fee of $13.3 million if the merger agreement is terminated:

•	by AttachmateWRQ, if the Company recommends an alternative acquisition proposal or if the Company fails to make, withdraws or modifies in a manner adverse to AttachmateWRQ the recommendation of the Company’s Board of Directors that the Company’s stockholders vote for approval and adoption of the merger agreement and the merger;

•	by AttachmateWRQ, if the Company enters into or publicly announces its intention to enter into a definitive agreement or an agreement in principle to accept an alternative acquisition proposal that is a superior proposal;

•	by AttachmateWRQ, if the Company willfully and materially violates its obligation to call the special meeting or the Company’s non-solicitation obligations under the merger agreement;

•	by NetIQ, if NetIQ receives and accepts a superior proposal after providing notice to AttachmateWRQ in accordance with the merger agreement; or

•	by either NetIQ or AttachmateWRQ, if the merger has not been completed by August 11, 2006, or if NetIQ stockholders do not approve and adopt the merger agreement and the merger at the special meeting, but in each case only if prior to the date of the special meeting or August 11, 2006, as applicable, a third party has made an alternative acquisition proposal and within twelve months following termination of the merger agreement NetIQ either consummates an alternative acquisition or enters into an agreement providing for an alternative acquisition.

NetIQ has agreed to reimburse up to $2.5 million of AttachmateWRQ’s expenses if the merger agreement is terminated:

•	by either NetIQ or AttachmateWRQ, if NetIQ stockholders do not approve and adopt the merger agreement and the merger at the special meeting; or

•

by AttachmateWRQ, if NetIQ has willfully and materially breached any of its obligations contained in the merger agreement or if any of NetIQ’s representations or warranties were not true and correct as of the date of the merger agreement, in each case which would result in the failure to satisfy any of the conditions to the merger related to truth and correctness of NetIQ’s representations and warranties or performance of NetIQ’s obligations under the merger agreement and which breach or failure is not reasonably capable of being cured by August 11, 2006, in NetIQ’s good faith judgment.

If the $13.3 million termination fee is payable, NetIQ will not be obligated to pay any additional amount to reimburse AttachmateWRQ for its expenses.

AttachmateWRQ has agreed to pay NetIQ a termination fee of $20.0 million if the merger agreement is terminated:

•	by NetIQ, if AttachmateWRQ has breached any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach would result in the failure to satisfy any of the conditions to the merger related to truth and correctness of AttachmateWRQ’s representations and warranties or performance of AttachmateWRQ’s obligations under the merger agreement and which breach or failure is not reasonably capable of being cured by August 11, 2006, in AttachmateWRQ’s good faith judgment; or

•	by either NetIQ or AttachmateWRQ, if the merger has not been completed by August 11, 2006, and the conditions relating to the approval of NetIQ stockholders, the absence of governmental litigation, the receipt of regulatory approvals, the performance of NetIQ’s obligations under the merger agreement and the truth and correctness of NetIQ’s representations and warranties under the merger agreement have been satisfied or are capable of being satisfied at the time of such termination.

See “The Merger Agreement—Termination Fees; Expenses”.

Employee Benefits Matters; Stock Options

The merger agreement contains certain provisions relating to the benefits that NetIQ employees will receive in connection with and following the merger. In particular, under the merger agreement:

•	NetIQ’s directors, officers and employees will have their unvested stock options effectively accelerated and their vested and unvested stock options “cashed out” in connection with the merger, meaning that holders of those stock options that have exercise prices less than $12.20 per share will receive cash payments for each share underlying their options equal to the excess of $12.20 per share over the exercise price per share of their options, subject to any required withholding of taxes;

•	NetIQ’s directors, officers and employees will have their restricted stock awards effectively accelerated and “cashed out”, meaning that holders of those awards will receive cash payments of $12.20 for each restricted share or restricted stock unit that they hold, subject to any required withholding of taxes; and

•	AttachmateWRQ has agreed to provide NetIQ employees with credit for their service to NetIQ for purposes of participation and vesting under the analogous employee benefit plans (other than equity-based plans or arrangements) of AttachmateWRQ or the surviving corporation.

See “The Merger Agreement—Additional Agreements—Employee Benefits Matters”.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation by NetIQ’s Board of Directors in favor of the merger, you should be aware that NetIQ’s directors and executive officers have interests in the merger that are different from, or in addition to, yours, including the following:

•	NetIQ’s directors and executive officers will have their unvested stock options and restricted stock awards effectively accelerated and their vested and unvested stock options and restricted stock awards “cashed out” in connection with the merger, meaning that holders of those stock options that have exercise prices under $12.20 per share will receive cash payments for each share underlying their stock options equal to the excess of $12.20 per share over the exercise price per share, and cash payments of $12.20 for each restricted share or restricted stock unit that they hold, in each case subject to any required withholding for taxes;

•	NetIQ’s executive officers will be entitled to benefits under change of control severance agreements, which provide for various payments and continuation of benefits in the event that an executive officer is terminated involuntarily without cause or resigns as a result of constructive termination after the closing of the merger; and

•	certain indemnification and insurance arrangements for NetIQ’s current and former directors and officers will be continued for six years following the closing date of the merger if the merger is completed.

See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.

Shares Held by Directors and Executive Officers

As of the close of business on the record date, the directors and executive officers of the Company were deemed to beneficially own • shares of NetIQ common stock, which represented •% of the shares of NetIQ common stock outstanding on that date. See “Security Ownership by Certain Beneficial Owners and Management”.

Procedure for Receiving Merger Consideration

AttachmateWRQ will appoint an exchange agent to coordinate the payment of the cash merger consideration following the merger. The exchange agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after NetIQ has completed the merger. Do not send in your share certificates now. See “The Merger Agreement—Exchange of Certificates”.

Questions

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact NetIQ’s proxy solicitation agent:

•

•

•

Telephone: •

Fax: •

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of the Company and AttachmateWRQ, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary”, “The Merger” and “Fairness Opinion Delivered to the Company’s Board of Directors”, and in statements containing the words “believes”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company cannot assure you that the actual results or developments the Company anticipates will be realized, or even if realized, that they will have the expected effects on the business or operations of each of the Company and AttachmateWRQ. These forward-looking statements speak only as of the date on which the statements were made. In addition to other factors and matters contained or incorporated in this document, the Company believes the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the financial performance of each of the Company and AttachmateWRQ through the completion of the merger, including in particular the Company’s cash flows and cash balances;

•	volatility in the stock markets;

•	the timing of, and regulatory and other conditions associated with, the completion of the merger;

•	intensified competitive pressures in the markets in which the Company competes;

•	risks associated with other consolidations, restructurings or other ownership changes in the enterprise software industry;

•	the loss of key employees;

•	general economic conditions;

•	the Company’s history of losses and variable quarterly results;

•	risks related to failure to protect the Company’s intellectual property and litigation in which the Company may become involved; and

•	other factors that are described from time to time in the Company’s periodic filings with the SEC.

THE PARTIES TO THE MERGER

NetIQ is a Delaware corporation with executive offices located at 1650 Technology Drive, Suite 800, San Jose, CA 95110-3089. Its telephone number is (408) 856 3000. NetIQ is a leading provider of integrated systems and security management solutions. The Company’s systems and security management software solutions enable organizations to assure the performance, availability and security of the services delivered by their information technology infrastructures. While the Company initially focused on developing and marketing software to manage applications running on the Microsoft Windows operating system, it has expanded its core business to include cross-platform systems and security management solutions covering four product areas—Performance & Availability Management, Security Management, Configuration & Vulnerability Management, and Operational Change Control. The Company also develops and markets software to test and manage voice over internet protocol (VoIP) deployments.

Wizard Holding Corporation or, Parent, is a Delaware corporation whose address is c/o Attachmate Corporation, 1500 Dexter Avenue North, Seattle, Washington 98109. Its telephone number is (206) 217-7500. Parent is the parent company of Attachmate Corporation, a Washington state corporation, doing business as AttachmateWRQ, and of its international subsidiaries. AttachmateWRQ is a provider of host access, host integration, desktop management and security solutions to business customers worldwide. AttachmateWRQ’s software solutions enable organizations to maximize the value of their existing IT investments in host or mainframe computers, by providing applications that interface with desktop computers and servers. AttachmateWRQ’s software solutions support many different platforms, including Windows, IBM, Unix and Open VMS.

Ninth Tee Merger Sub, Inc., or merger sub, is a wholly-owned subsidiary of Parent, whose address is c/o Attachmate Corporation, 1500 Dexter Avenue North, Seattle, Washington 98109. Its telephone number is (206) 217-7500. Merger sub was formed solely for the purpose of facilitating AttachmateWRQ’s acquisition of the Company.

THE SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting will be held on • at • local time at •. The purpose of the special meeting is to consider and vote on the proposal to approve and adopt the merger agreement and the merger. The Company’s Board of Directors has unanimously determined that the merger agreement is advisable, has approved and adopted the merger agreement and the merger and recommends that the Company’s stockholders vote FOR approval and adoption of the merger agreement and the merger.

Who Can Vote at the Special Meeting

Only holders of record of NetIQ common stock as of the close of business on May 15, 2006, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On May 15, 2006, there were • shares of the Company’s common stock outstanding held by approximately • holders of record.

Vote Required; Quorum

The approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock. Each share of common stock is entitled to one vote. Because the required vote of stockholders is based upon the number of outstanding shares of NetIQ common stock, failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST approval and adoption of the merger agreement and the merger. A vote to abstain will also have the same effect as voting AGAINST approval and adoption of the merger agreement and the merger.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Under the rules of NASDAQ, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the approval and adoption of the merger agreement and the merger. As a result, if you do not instruct your broker to vote your shares, it will have the same effect as a vote AGAINST approval and adoption of the merger agreement and the merger.

The holders of a majority of the outstanding shares of the Company’s common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.

Voting By Proxy

This proxy statement is being sent to you on behalf of the Board of Directors of the Company for the purpose of requesting that you allow your shares of the Company’s common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of the Company’s common stock represented at the meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board recommends a vote FOR approval and adoption of the merger agreement and the merger.

The Company does not expect that any matter other than the proposal to approve and adopt the merger agreement and the merger will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Company’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Solicitation of Proxies

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. The Company will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

The Company has engaged • to assist in the solicitation of proxies for the special meeting and will pay • a fee of approximately •, plus reimbursement of out-of-pocket expenses. The address of • is •. •’s telephone number is •.

THE MERGER

The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the merger agreement carefully.

Background of the Merger

NetIQ’s management and Board of Directors have over the last several years regularly reviewed and assessed business trends, competitive factors and market conditions affecting NetIQ and the enterprise software industry generally. In particular, NetIQ’s management and Board have focused on NetIQ’s long-term ability to compete successfully as an independent company in the enterprise software industry in light of recent trends, including customer preference for dealing with fewer software and other IT vendors, the continued move toward suite or platform vendors that provide broad functionality, increased competition from Microsoft and others, continuing consolidation among software companies, the size and scale of recent software acquisitions such as Oracle’s acquisition of PeopleSoft and Symantec’s acquisition of Veritas, and the broadened presence of hardware companies such as EMC, Hewlett-Packard and Cisco in certain segments of the software industry. During this period, NetIQ has undertaken various strategic product and other initiatives to strengthen its position as an independent company. NetIQ has also approached or been approached by potential strategic acquirors and private equity firms regarding the possible sale of NetIQ.

In late 2004, Charles Boesenberg, NetIQ’s Chief Executive Officer, participated in a discussion with a strategic party that indicated an interest in exploring a commercial relationship with NetIQ. Although it was clear from the discussion that this party might also be interested in exploring an acquisition of NetIQ, there was no discussion of price or other terms and conditions of an acquisition. NetIQ management, with support from the Board, engaged in commercial and strategic discussions with this party from time to time over the next several months.

In early 2005, at the invitation of management, several investment banking firms gave presentations to NetIQ management and certain Board members addressing the merger and acquisition environment in the software industry, NetIQ’s strengths, weaknesses, opportunities and threats, and the strategic alternatives that might be available to NetIQ. Subsequently, the full Board invited one of the investment banking firms to present its views on NetIQ’s strategic alternatives at the regular meeting of the Board on January 19, 2005. At that meeting, the Board discussed various scenarios for NetIQ, including continuing as an independent company, seeking to enter into a merger of equals, acquiring other companies and being acquired. Shortly thereafter, at the Board’s direction, management began consulting in greater depth with representatives of Morgan Stanley on these matters, although at that point no decision was made to pursue any particular course of action.

Throughout the first half of 2005, management undertook initiatives to better focus NetIQ’s core business and improve its operating efficiency. Management and the Board believed that these initiatives would both benefit NetIQ as an independent company and enhance its long-term attractiveness as an acquisition candidate. These initiatives included engaging Deutsche Bank Securities to assist the company in selling its web analytics business. Potential buyers were identified and, in March 2005, the Board approved the sale of NetIQ’s web analytics business to an affiliate of Francisco Partners for cash proceeds of approximately $93 million. The sale of the web analytics business closed on April 30, 2005. Later in the year the Board approved a restructuring plan, which consisted of headcount reductions, realignment and transfer of some business operations, and the sale of NetIQ’s San Jose headquarters facility. NetIQ also divested certain non-core products during 2005.

In June 2005, the Board discussed various corporate development activities, including initiatives designed to strengthen NetIQ’s position as an independent company and the possible sale of the company. Management reported that it had been contacted by a private equity firm regarding the potential acquisition of NetIQ by one of the firm’s portfolio companies. At a July 26, 2005 meeting, the Board determined that although NetIQ’s primary strategy was to remain an independent company, the Board should actively explore the possibility of the sale of

NetIQ by seeking acquisition proposals from potential acquirors and considering any such proposals as an alternative to NetIQ remaining independent. Morgan Stanley was later formally engaged by the Board to determine interest from potential acquirors and assist the Board in its assessment of strategic alternatives.

While the Board did not decide to sell NetIQ until its decision to approve the merger agreement with AttachmateWRQ during the last week of April 2006, the Board met on more than 25 occasions to weigh strategic alternatives, including the potential sale of NetIQ and NetIQ’s prospects as an independent company, during the nine-month period that began on July 26, 2005 and ended on April 26, 2006. Representatives of Morgan Stanley and Davis Polk & Wardwell, NetIQ’s outside counsel, participated in a majority of these meetings. A summary of this process, which ultimately led to the Board’s decision to sell NetIQ to AttachmateWRQ, follows.

At the Board’s direction, Morgan Stanley conducted a comprehensive process of determining potential acquiror interest in NetIQ. Over the course of the nine-month process, Morgan Stanley contacted on behalf of NetIQ a total of 34 potential acquirors, comprising 18 strategic parties (including the strategic party with whom NetIQ had begun commercial and strategic discussions in late 2004 and other parties with whom NetIQ had previously discussed a potential strategic transaction) and 16 financial parties (including the private equity firm that had initially contacted NetIQ prior to the June 2005 Board meeting). Nearly all of these parties had been contacted by Morgan Stanley by early August 2005. A total of 17 potential acquirors participated in exploratory meetings or calls with NetIQ management after such contact. Most of these exploratory meetings and calls occurred in July and August 2005. Morgan Stanley notified interested parties that preliminary written indications of interest in acquiring NetIQ would be due on August 22, 2005.

At an August 24, 2005 meeting of the Board, a representative of Morgan Stanley reported that five separate parties had submitted non-binding preliminary indications of interest. These submissions reflected indicative offer prices ranging from $12.00 to $16.00 per share. All five indications of interest were from private equity firms that had not yet conducted in-depth due diligence, and were subject to adjustment based on due diligence. In addition, all indications of interest contemplated a combination of debt and equity financing. Each of Francisco Partners, Golden Gate and Thoma Cressey, which are AttachmateWRQ’s principal stockholders, submitted separate indications of interest. At this point, AttachmateWRQ had not participated in the process and had not been separately contacted by Morgan Stanley. The other two indications of interest were from private equity firms with no relationship to AttachmateWRQ. The remaining 18 potential strategic parties and 11 private equity firms that were contacted during July and August did not submit indications of interest by the August 22, 2005 deadline and, although meetings were held with some of these parties on subsequent occasions in 2005 and 2006, all of these parties ultimately declined to further pursue the potential acquisition of NetIQ.

Four of the five private equity firms that had submitted indications of interest, as well as one additional strategic party, were subsequently invited to conduct in-depth due diligence on NetIQ. The fifth private equity firm was not invited to conduct due diligence because the Board determined that its indicative offer price was too low in comparison to the other indicative offer prices. During the last few days of August and throughout September, NetIQ management met with these parties, their consultants and their bankers for more than 120 hours. Management provided business, financial, technical and legal due diligence to these parties through a combination of conference calls, in-person meetings and access to a variety of documents.

While the potential acquirors conducted due diligence, Davis Polk prepared a draft merger agreement, which was reviewed by management and the Board and discussed at a Board meeting on September 14, 2005. Following the meeting, the draft merger agreement was sent to the four private equity firms that were invited to conduct due diligence. Management had initially indicated that final bids would be due by September 30, 2005. However, no final bids were received by that deadline due to each potential acquiror’s stated need to conduct additional due diligence.

At a September 28, 2005 Board meeting, management presented an analysis of the prospects of NetIQ’s core products, including AppManager. This analysis was relevant to the case for NetIQ continuing as an independent company, as well as to discussions that had occurred between management and a public software company that had recently indicated an interest in exploring a potential transaction with NetIQ. Management reported to the Board the software company’s interest in acquiring NetIQ or merging with NetIQ in a no-premium transaction. Management stated its belief that an acquisition of NetIQ by the software company presented considerable business risk to NetIQ stockholders and, therefore, should be structured as an all-cash or mostly cash transaction, with any non-cash component reflecting a significant premium. There was no interest among management or Board members in pursuing a no-premium combination with the software company. The Board authorized management to continue discussions but expressed skepticism as to the viability of a transaction with the software company given that company’s limited financial resources. NetIQ management and Morgan Stanley representatives later met with the software company and invited it to conduct due diligence. Ultimately, however, the software company declined to submit an offer to acquire NetIQ.

At an October 12, 2005 meeting of the Board, a Morgan Stanley representative reported that the bidder that had previously proposed the highest valuation had indicated that it had no further interest in pursuing a transaction and that the remaining bidders had coalesced into two bids. One bid was from a single private equity firm that intended to build a consortium with other private equity firms to acquire NetIQ. The other bid was from AttachmateWRQ, supported by Francisco Partners, Golden Gate and Thoma Cressey, the three principal stockholders or “financial sponsors” of AttachmateWRQ. The financial sponsors had notified NetIQ a few days before the meeting that they were restructuring their bid to provide for a combination of NetIQ and AttachmateWRQ.

At an October 19, 2005 meeting of the Board, Morgan Stanley reported that AttachmateWRQ had indicated a proposed purchase price of $12.50 per share in cash and the other bidder had indicated a proposed purchase price ranging from $12.50 to $13.00 per share in cash. Each bidder indicated the need to conduct additional due diligence as well as obtain debt financing. Neither bidder had yet provided comments on the draft merger agreement prepared by Davis Polk. After discussion, the Board determined to continue the strategic alternatives review process. Management then gave a presentation on NetIQ’s prospects as an independent company and the Board discussed the time frame within which various corporate objectives and performance improvements could be attained. The Board and management reviewed, among other things, the three year financial model prepared by NetIQ management, which reflected management’s most optimistic view of NetIQ’s prospects as an independent company, together with the risks associated with the model.

On October 25, 2005, AttachmateWRQ’s counsel, Kirkland & Ellis, submitted proposed revisions to the draft merger agreement.

On October 26, 2005, the Board met to review and discuss the key issues raised by AttachmateWRQ’s comments to the draft merger agreement. In particular, the Board focused on issues relating to certainty of closing a transaction, including the condition that would permit AttachmateWRQ to terminate the transaction without penalty if debt financing was unavailable and the definition of “Material Adverse Effect”.

On October 26, 2005, Jeff Hawn, the Chief Executive Officer of AttachmateWRQ, and Charles Boesenberg, the Chief Executive Officer of NetIQ, met for dinner. Mr. Boesenberg urged Mr. Hawn to commit to a price higher than $12.50, and Mr. Hawn agreed to explore the possibility with AttachmateWRQ’s financial sponsors. Mr. Boesenberg indicated that, whether or not an agreement could otherwise be reached, management could not recommend and the Board would not approve certain terms and conditions contained in AttachmateWRQ’s proposed revisions to the draft merger agreement, particularly the condition that would permit AttachmateWRQ to terminate the transaction without penalty if debt financing was unavailable. Mr. Hawn confirmed to Mr. Boesenberg that any agreement reached would not contain the financing condition Mr. Boesenberg had described. On October 31, 2006, Mr. Hawn indicated that AttachmateWRQ’s offer price remained at $12.50. Over the next few weeks AttachmateWRQ continued conducting due diligence and explored debt financing options.

The Board met twice in November 2005. At each meeting, the Board received reports from representatives of Morgan Stanley and management on the status of the strategic alternatives review process. On November 2, 2005, representatives of Morgan Stanley reported to the Board that the private equity firm that had proposed a consortium bid had not yet found other firms that would commit to such a bid and had lowered its indicative price to $12.50, the same price as the then-current proposal from AttachmateWRQ, and that it would require exclusivity in order to continue in the bidding process. The Board also discussed a letter dated October 27, 2005 from the private equity firm, which provided some general comments on the draft merger agreement. At a meeting on November 9, 2005, after discussion of the relatively limited progress with the existing bidders over the preceding two months, the Board directed management to continue the strategic alternatives review process, but for all members of management other than NetIQ’s Senior Vice President of Corporate Strategy and Development to give it a lower priority than previously.

On December 6, 2005, representatives of Morgan Stanley and management reported to the Board on the status of current discussions, including that the existing AttachmateWRQ proposal supported by Francisco Partners, Golden Gate and Thoma Cressey was still active, but that the other private equity firm appeared to have lost interest in participating in the process. This observation was based on a lack of communication over the preceding several weeks and the firm’s failure to provide specific comments on the draft merger agreement. Mr. Boesenberg reported that he had met once again with a senior executive of the party with whom commercial and strategic discussions had commenced in late 2004, but that, based on the most recent meeting, he believed nothing was likely to result from the discussion. Subsequent to the December 6, 2005 Board meeting, the strategic party re-confirmed it had no interest in pursuing an acquisition of NetIQ.

Also at the December 6, 2005 Board meeting, the Board discussed Mr. Boesenberg’s desire to transition out of the CEO role, a topic he had raised earlier in the fall and that had been discussed at previous Board meetings. Given the lack of progress with various bidders and the considerable work related to the debt financing that AttachmateWRQ would need to undertake in order to present a viable bid, the Board decided to retain the executive search firm Spencer Stuart to lead a search for Mr. Boesenberg’s replacement.

At a meeting of the Board on December 12, 2005, management reported AttachmateWRQ’s proposal to enter into a non-binding letter of intent with NetIQ, which would provide that NetIQ would negotiate exclusively with AttachmateWRQ during a three-week period expiring on January 6, 2006. The purpose of the exclusivity period was to enable AttachmateWRQ to obtain commitments from banks to provide debt financing for the transaction. The Board discussed the value of the limited exclusivity period, particularly in light of the efforts and costs AttachmateWRQ would incur in connection with its efforts to obtain debt financing in connection with the transaction. The Board also discussed the letter of intent’s indicated purchase price of $12.50 per share, which was one cent below NetIQ’s closing stock price on the date of the meeting. The Board determined that it would not entertain a below-market price. After discussion, the Board directed management to enter into a non-binding letter of intent with AttachmateWRQ that did not reflect a price. Later that evening, a non-binding letter of intent between NetIQ and AttachmateWRQ was signed. No price was specified in the letter.

During the three-week exclusivity period, AttachmateWRQ focused on the financing process, and Davis Polk submitted a revised draft of the merger agreement to Kirkland & Ellis. However, by January 6, 2006, the last day of the exclusivity period, it was clear that AttachmateWRQ would not be able to obtain committed financing within the timeframe it had previously anticipated. The principal reason for the delay related to the need to obtain debt ratings from Moody’s and Standard & Poor’s to facilitate syndication. Prior to the end of the exclusivity period, AttachmateWRQ requested an extension of exclusivity and indicated its desire to proceed with or without an extension of exclusivity.

At a January 6, 2006 meeting, the Board discussed AttachmateWRQ’s request to extend exclusivity and events that had occurred during the exclusivity period. A representative of Morgan Stanley reported that the private equity firm that had ceased communication in November 2005 and another strategic party, which had previously been contacted by Morgan Stanley but had not participated in the process, had contacted Morgan

Stanley regarding status during the exclusivity period. In accordance with the terms of NetIQ’s letter of intent with AttachmateWRQ, neither NetIQ nor Morgan Stanley responded to such inquiries during the exclusivity period. In light of the foregoing, the Board determined not to extend exclusivity with AttachmateWRQ. The Board concurred with management’s recommendation to follow up on the inquiries received during the exclusivity period and to continue engaging with AttachmateWRQ, but to continue to focus principally on the day-to-day business of NetIQ as an independent entity. At this meeting, the Board also discussed AttachmateWRQ’s desire to seek financing from Morgan Stanley. After discussing the issue with Davis Polk and Morgan Stanley, the Board determined to permit Morgan Stanley’s acquisition finance group, comprised of a team of professionals separate from the representatives of Morgan Stanley who were advising NetIQ, to pursue a potential commitment to AttachmateWRQ for debt financing, but to retain a second financial advisor for fairness opinion purposes should Morgan Stanley or one of its affiliates ultimately provide a definite commitment to provide debt financing in connection with a purchase of NetIQ by AttachmateWRQ. Also at the January 6, 2006 Board meeting, the Board discussed the search for a new CEO, and Mr. Boesenberg indicated that he would be amenable to remain with NetIQ in some capacity to facilitate the CEO transition. The Board determined it would also be necessary to incent other members of management to remain with NetIQ following the hiring of a new CEO to assure CEO candidates of support and otherwise ease the transition. Members of the Compensation Committee agreed to address the issue at their next meeting.

Following the January 6, 2006 Board meeting, Morgan Stanley made contact with the private equity firm and with the strategic party that had contacted Morgan Stanley during the exclusivity period regarding NetIQ’s status. The private equity firm did not communicate any further interest in pursuing a transaction with NetIQ. The strategic party communicated an interest in conducting due diligence on NetIQ for the purpose of evaluating the potential acquisition of NetIQ.

On January 23, 2006, the Compensation Committee met and discussed the actions Mr. Boesenberg had taken with respect to his direct staff in anticipation of the CEO transition, together with the need to retain those key executives that would report to the CEO in connection with that transition. To address this concern, the Compensation Committee approved increases in base salary and restricted stock grants vesting in August 2006 and February 2007 for these officers.

On January 24, 2006, the Board of Directors held a regularly scheduled meeting that was attended by representatives of Morgan Stanley and Davis Polk. The Morgan Stanley representative updated the Board on the status of the strategic alternatives process, including limited ongoing discussions with AttachmateWRQ. He explained that Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley, was in a position to provide AttachmateWRQ a commitment for debt financing, subject to AttachmateWRQ achieving certain specified credit ratings, with rating agency meetings scheduled for February. Management reported that it was continuing to cooperate with AttachmateWRQ’s due diligence requests, but that management was not actively pursuing a transaction given the disparity between AttachmateWRQ’s offer price of $12.50 and NetIQ’s closing stock price of $13.79 on the day prior to the meeting. The Board discussed and concurred with that approach. Management also reported on an introductory meeting held earlier in the week with the strategic party that had contacted Morgan Stanley during the exclusivity period. Management stated that this party planned to discuss internally the degree of its potential interest in acquiring NetIQ and to provide feedback later in the week. Management also reported on NetIQ’s strategy as an independent company on both a long-term and medium-term basis.

On February 2, 2006, NetIQ announced the planned transition of Mr. Boesenberg to Executive Chairman by June 30, 2006 and that the Board had commenced a search for internal and external candidates to replace Mr. Boesenberg as Chief Executive Officer. At a Board meeting on March 8, 2006, the Board narrowed the list of potential candidates to three, with the goal of announcing a new CEO in connection with NetIQ’s earnings announcement for the quarter ended March 31, 2006. At this meeting, the Board also discussed NetIQ’s continuing cost reduction initiatives, including potential additional headcount reductions.

NetIQ management and representatives of Morgan Stanley met with the strategic party discussed at the January 24, 2006 Board meeting on two additional occasions during the first two months of 2006 to enable the strategic party to conduct further diligence on NetIQ and reach conclusion regarding the party’s interest in pursuing an acquisition of NetIQ. On April 3, 2006 the strategic party communicated to Morgan Stanley that it was not interested in pursuing a potential acquisition of NetIQ.

During the first three months of 2006, AttachmateWRQ continued its efforts to obtain debt financing. These efforts continued notwithstanding that the exclusivity agreement between NetIQ and AttachmateWRQ had expired. In March 2006, Mr. Hawn contacted Mr. Boesenberg to indicate AttachmateWRQ’s belief that it would obtain ratings on the contemplated debt financing by mid-April. Mr. Hawn indicated a desire to move forward and reaffirmed AttachmateWRQ’s interest in pursuing the acquisition of NetIQ at a purchase price of $12.50 per share. The average closing price of NetIQ’s stock during the months of February and March 2006 was $11.40. The two CEOs agreed to call a planning meeting with their financial and legal advisors with the goal of exploring a transaction that, if approved by the Board, could be announced by April 24, 2006, prior to NetIQ’s scheduled earnings announcement on April 27, 2006.

On April 3, 2006, a planning meeting was held at Morgan Stanley’s offices in Menlo Park. The planning meeting was attended by Mr. Hawn and other members of AttachmateWRQ management, Mr. Boesenberg and other members of NetIQ management, and representatives of Morgan Stanley and Davis Polk. Mr. Hawn gave a presentation that set forth the strategic rationale for the transaction, the anticipated debt financing process and the expected structure of the combined company following the transaction. The participants in the meeting discussed the results of operations of the two companies and the impact of those results on the debt financing. The parties also reviewed and discussed a proposed workplan that summarized the steps necessary to complete the transaction.

On April 7, 2006, Kirkland & Ellis contacted Davis Polk & Wardwell and outlined AttachmateWRQ’s positions on the draft merger agreement that Davis Polk had provided during the exclusivity period. Kirkland & Ellis sent comments to the draft of the merger agreement reflecting those positions on April 11, 2006. The principal open issue related to the financing of the transaction, including whether the principal stockholders of AttachmateWRQ would agree to fund some or all of the purchase price to the extent debt financing was unavailable, and the remedies that would be available to NetIQ if financing was ultimately unavailable.

From April 10 through 14, 2006, activities focused on obtaining debt financing. On April 10, 2006, Mr. Hawn called Mr. Boesenberg to inform him that AttachmateWRQ anticipated receiving a rating from Moody’s that would not be as high as originally contemplated and, as a result, Morgan Stanley Senior Funding, Inc. would not be in a position to provide a commitment for the debt financing on terms acceptable to AttachmateWRQ. Mr. Hawn informed Mr. Boesenberg that AttachmateWRQ had already contacted Credit Suisse as a potential alternate financing source and that Credit Suisse had stated that it believed it would be in a position to meet the agreed-upon target date of April 24, 2006. Credit Suisse conducted due diligence on AttachmateWRQ and NetIQ during the week of April 10. NetIQ emphasized its concerns relating to the need for certainty of closing a transaction and strongly encouraged AttachmateWRQ to obtain a commitment that was not conditioned on AttachmateWRQ’s performance as an independent company or otherwise subject to broader conditions than those to be contained in a definitive merger agreement. After discussing the issue with Davis Polk, NetIQ also agreed that since Morgan Stanley Senior Funding, Inc. would not be providing debt financing to AttachmateWRQ, it was unnecessary to engage another investment bank to render a fairness opinion, and Morgan Stanley would work toward rendering a fairness opinion to the NetIQ Board in the event that the NetIQ Board ultimately convened to discuss and vote on a transaction with AttachmateWRQ.

From April 15 through 19, 2006, the parties continued to negotiate the terms of the merger agreement and AttachmateWRQ continued working with Credit Suisse to arrange a debt financing commitment. One of the issues negotiated between NetIQ and AttachmateWRQ during this period included the minimum amount of cash NetIQ would agree to deposit at closing to fund the purchase price. NetIQ agreed with the concept of making a minimum cash deposit, but the parties did not agree on the amount. Other open issues related to expense reimbursement, the size of the “breakup fee” and “reverse breakup fee” and the circumstances under which these fees would be payable, and closing conditions based on the percentage of NetIQ stock subject to exercised appraisal rights, the existence of private litigation and the accuracy of representations and warranties at closing.

On April 21, 2006, a draft commitment letter from Credit Suisse was provided by AttachmateWRQ to NetIQ. NetIQ and its advisors reviewed the letter and provided feedback to AttachmateWRQ on conditions in the letter that NetIQ believed should be eliminated or made more favorable to the borrowers. Over the next several days, AttachmateWRQ and Credit Suisse negotiated the terms of the commitment letter.

At a meeting on April 21, 2006, the Board reviewed with management and representatives of Davis Polk and Morgan Stanley the open issues in the merger agreement as well as the proposed terms of the commitment letter.

Over the weekend of April 22 and 23, 2006, members of management of NetIQ and AttachmateWRQ had several discussions regarding outstanding issues in the merger agreement. During the evening of April 22, 2006, the CEOs of NetIQ and AttachmateWRQ, other members of their respective management teams and legal counsel to the parties discussed and negotiated many of the unresolved terms of the merger agreement. Agreement in principle was reached with respect to many of the key terms and conditions. However, the parties did not reach an agreement on the remedies available to NetIQ in the event the lenders failed to fund and alternate financing was not obtained. Legal counsel to the parties then exchanged revised drafts of the merger agreement.

On April 23, 2006, the CEOs of NetIQ and AttachmateWRQ spoke. Mr. Hawn indicated the unwillingness of Francisco Partners, Golden Gate and Thoma Cressey, AttachmateWRQ’s financial sponsors, to support an agreement that did not limit AttachmateWRQ’s risk to a specified dollar amount in the event the transaction did not close. He suggested instead that the breakup fee payable by NetIQ, which had tentatively been agreed at $10.0 million, be increased, and that the reverse breakup fee payable by AttachmateWRQ, which had also tentatively been agreed at $10.0 million, be increased by a greater percentage. Specifically, he said he would recommend to AttachmateWRQ’s financial sponsors that AttachmateWRQ agree to a reverse breakup fee in the range of $20.0 million to $22.5 million so long as NetIQ would agree to a breakup fee of $15.0 million. Mr. Boesenberg said he would take the proposal under consideration and discuss it with the Board. The CEOs also discussed other open points in the draft merger agreement. AttachmateWRQ representatives later communicated that $20.0 million represented the maximum reverse breakup fee it would agree to and that it would accept $13.3 million as the breakup fee payable by NetIQ.

On April 24, 2006, the Board held its regularly scheduled meeting and was briefed by management and representatives of Morgan Stanley and Davis Polk on the status of the transaction. After discussion, the Board authorized management to continue negotiating the merger agreement. The Board also met with Spencer Stuart and discussed the final CEO candidates. Given NetIQ’s continuing negotiations with AttachmateWRQ and the fact that debt financing for the transaction appeared to have solidified, the Board determined to postpone selecting a new CEO.

On April 25, 2006, the Board met to review the terms of the transaction, including the purchase price of $12.50 per share and the near-final draft merger agreement. The closing price of NetIQ’s stock on the day prior to the meeting was $10.89. Representatives of Morgan Stanley reviewed with the Board its financial analysis, described the contents of its draft written fairness opinion and indicated that Morgan Stanley would be in a position to render Morgan Stanley’s opinion that as of April 25, 2006, based upon and subject to the various assumptions and limitations set forth therein, the $12.50 per share in cash to be received by the holders of NetIQ common stock pursuant to the merger agreement was fair to those holders from a financial point of view. Representatives of Davis Polk then reviewed with the Board the draft merger agreement that had been negotiated by management of NetIQ and AttachmateWRQ and counsel to the parties and discussed the few remaining issues that the parties were still negotiating. The Board discussed the risks and merits of the transaction, the agreed-upon terms and the open points in the draft agreement. In particular, the Board focused on the proposed increase in breakup fee from $10.0 million to $13.3 million payable by NetIQ and the proposed increase in reverse breakup fee from $10.0 million to $20.0 million payable by AttachmateWRQ. The Board recognized that the fee payable by AttachmateWRQ would likely not compensate NetIQ for all of its damages in the event the transaction with AttachmateWRQ failed to close, but that the prospect of a $20.0 million reverse breakup fee would meaningfully incent AttachmateWRQ to fulfill its obligations under the merger agreement. The Board determined that the increase in AttachmateWRQ’s reverse breakup fee was an important factor in achieving certainty of closing, given AttachmateWRQ’s position that the fee must represent NetIQ’s sole and exclusive remedy against AttachmateWRQ in the event the transaction did not close. The Board also determined, after discussion and after consulting representatives of Morgan Stanley and Davis Polk, that the increased size of the breakup fee that could be payable by NetIQ was within a reasonable range, particularly in light of the extensive process conducted by the Board with the assistance of Morgan Stanley and management. The Board reached a consensus to move forward with the transaction on the basis of the $12.50 per share purchase price and authorized management to proceed.

Late in the day on April 25, 2006, a representative of one of AttachmateWRQ’s financial sponsors placed a call to a Morgan Stanley representative. During the call, the sponsor representative informed Morgan Stanley that the financial sponsors had concluded they were no longer able to support a purchase price of $12.50 per share and that a reduction of approximately $20 million in the aggregate cash purchase price (approximately $0.50 per share) was necessary. He indicated that this conclusion had been reached in the process of finalizing the financial sponsors’ review of the transaction, the related debt financing, the aggregate purchase price and the minimum amount of cash NetIQ would agree to deposit at closing. The sponsor representative informed Morgan Stanley that NetIQ’s determination that it would be unable to agree to a minimum cash deposit above $165.0 million was an important factor in the sponsors’ conclusion. He stated that the sponsors would consider building a downward purchase price adjustment into the merger agreement in the event NetIQ’s cash on hand at closing did not meet the minimum amount to be specified in the merger agreement, but that the sponsors would not consider any upward price adjustment if NetIQ’s cash on hand at closing exceeded the minimum amount.

Upon learning of the call, NetIQ management ended ongoing discussions with AttachmateWRQ, convened calls with its financial and legal advisors and contacted members of the Board to schedule a meeting the following morning. Management held discussions with its financial and legal advisors during the evening of April 25 and the morning of April 26, 2006. The discussions focused on the complexity of negotiating a purchase price adjustment in a short time-frame, the belief that purchase price adjustments in public company transactions were relatively rare and difficult to sufficiently describe to stockholders, the risks associated with a higher minimum cash deposit and the desire for certainty of closing should an agreement be executed. Based on these considerations, management instructed Morgan Stanley to obtain a clear proposal from AttachmateWRQ’s financial sponsors that contemplated the highest fixed per share price the financial sponsors would support on the basis of a minimum cash deposit of $165.0 million. Morgan Stanley did this and reported the sponsors’ willingness to support a purchase price of $12.18 and a minimum cash deposit of $165.0 million, and the sponsors’ indication that there was little room for improvement in price.

The Board convened at 10:00 a.m. on the morning on April 26, 2006 and management conveyed the events that had ensued since the previous day’s Board meeting. Representatives of Morgan Stanley described its discussions over the prior 18 hours with the representative of the AttachmateWRQ financial sponsors and indicated the sponsors’ support of a fixed $12.18 per share purchase price and a minimum cash deposit of $165.0 million. The Board expressed concern over the last-minute change in price and debated the risks and merits of the transaction versus NetIQ’s prospects as an independent company. In particular, the Board discussed NetIQ’s results for the quarter ended March 31, 2006, which were scheduled to be announced the following day, expected results for the following quarter and the additional steps NetIQ could take to implement a restructuring plan to improve operating results. The Board asked each member of management to express his or her opinion on whether the transaction was advisable. Members of management unanimously stated their belief that the transaction was in the best interests of NetIQ and its stockholders, but that they would also support a Board decision to abandon the transaction and move forward as an independent company. The Board then asked Morgan Stanley whether there was room for additional price negotiation and representatives of Morgan Stanley stated their belief, based on conversations with AttachmateWRQ’s financial sponsor, that there could be room for a modest price improvement. The Board instructed Morgan Stanley to contact the financial sponsor representative to negotiate the highest fixed per share price and to report back to the Board in the afternoon. The Board then adjourned until 1:30 p.m.

When the Board reconvened in the afternoon on April 26, 2006, the representatives of Morgan Stanley reported the sponsors’ willingness to support a fixed per share purchase price of $12.20 per share and the sponsors’ statement that there was no additional room for improvement in the purchase price. The representatives of Morgan Stanley then reviewed an updated financial analysis and delivered Morgan Stanley’s fairness opinion, which was subsequently confirmed in writing, that as of April 26, 2006, based upon and subject to the various assumptions and limitations set forth therein, the $12.20 per share in cash to be received by the holders of NetIQ common stock pursuant to the merger agreement was fair to those holders from a financial point of view. After discussion, the Board unanimously determined that the merger and the merger agreement were advisable and in the best interests of NetIQ and its stockholders, approved the merger and the merger agreement, and recommended that NetIQ stockholders adopt the merger agreement.

In the hours following the meeting, management and legal counsel to NetIQ and AttachmateWRQ finalized remaining issues in the merger agreement. Late in the evening of April 26, 2006, the merger agreement was executed and delivered by the parties. Early in the morning on April 27, 2006, NetIQ and AttachmateWRQ issued a joint press release announcing the transaction.

The Company’s Reasons for the Merger

NetIQ’s Board of Directors unanimously determined that the merger and the merger agreement are advisable and in the best interests of NetIQ and its stockholders, and it recommends that stockholders vote FOR approval and adoption of the merger agreement and the merger.

In the course of determining that the merger and the merger agreement are advisable and in the best interests of NetIQ and its stockholders, the Board consulted with management as well as its financial and legal advisors and considered a number of factors in making its determination, including the following:

•	Merger Consideration. The Board considered the $12.20 per share cash consideration that the stockholders will receive if the merger is consummated as compared to the value to the stockholders that might be expected if the Company remained independent. The Board also considered that the $12.20 per share price represents a 13% premium to the closing price of $10.76 on April 25, 2006 (the last trading day prior to the Board’s approval of the merger), a 14% premium to the closing price of $10.72 on April 26, 2006 (the last trading day prior to the public announcement of the execution of the merger agreement), a 10% premium to the average closing price over the 30-day period ending April 26, 2006 and a 5% premium to the average closing price over the 12-month period ending April 26, 2006. The Board also considered that, on an aggregate value basis, which represents NetIQ’s market capitalization plus total debt less cash and cash equivalents as of March 31, 2006, the $12.20 per share price represents a premium of 25% as of April 25, 2006 and a premium of 26% as of April 26, 2006. The Board also considered its understanding that $12.20 per share represents the highest fixed price that AttachmateWRQ would be willing to pay.

•	Review of Prospects in Remaining Independent. The Board considered the effect on NetIQ’s results of operations of the repositioning and restructuring the Board had approved over the last year, as well as the effect of further activities NetIQ would undertake to improve operating results in the absence of the merger. It also considered the effect on the Company of its planned appointment of a new Chief Executive Officer and the continued shift of operations from NetIQ’s current headquarters in San Jose to other existing NetIQ locations. The Board concluded that although the combination of these initiatives could potentially improve NetIQ’s operating margins and results of operations, they were subject to significant risks associated with their execution, potential instability in NetIQ’s employee and customer bases and the lack of certainty of value that they offered to NetIQ stockholders.

•	Review of Industry Trends. The Board considered the Company’s financial condition, results of operations and business and earnings prospects if it were to remain independent in light of trends in the enterprise software industry, including customer preference for dealing with fewer software and other IT vendors, the continued move toward suite or platform vendors that provide broad functionality, increased competition from Microsoft and others, continuing consolidation among software companies, the size and scale of recent acquisitions in the software industry such as Oracle’s acquisition of Peoplesoft and Symantec’s acquisition of Veritas, and the broadened presence of hardware companies such as EMC, Hewlett-Packard and Cisco in certain segments of the software industry.

•	Extensive Process. Based on the Board’s review of NetIQ’s strategic alternatives since the beginning of 2005 and the extensive process that the Board had conducted over the nine-month period prior to the signing of the merger agreement, which involved contacting a significant number of parties who were believed to have a potential interest in acquiring NetIQ, the Board considered the fact that all of the other potential acquirors that had been contacted had declined to pursue the acquisition of NetIQ and that there was no assurance as to when or whether another favorable opportunity to sell NetIQ would arise.

•	Fairness Opinion. The Board considered the written opinion of Morgan Stanley delivered to the Board of Directors on April 26, 2006, to the effect that, as of that date and subject to the matters and assumptions stated in the opinion, the merger consideration to be received by the Company’s stockholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. The full text of Morgan Stanley’s written opinion is attached to this proxy statement as Annex B.

•	Terms of the Merger Agreement. The Board considered the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and the ability of the respective parties to terminate the merger agreement. The Board noted that the termination or “breakup” fee provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination between the Company and a third party, but that such provisions are customary for transactions of this size and type. The Board considered that the amount of the termination fee was within a reasonable range, particularly in light of the extensive process conducted by the Board with the assistance of Morgan Stanley and management, and represented an important factor in negotiating the higher “reverse breakup” fee of $20.0 million payable by AttachmateWRQ, which the Board believes increases the likelihood of closing. The Board also noted that the merger agreement permits the Company and the Board to respond to a bona fide acquisition proposal that the Board determines is a superior proposal, subject to certain restrictions imposed by the merger agreement and the requirement that the Company pay AttachmateWRQ a $13.3 million termination fee in the event that the Company terminates the merger agreement to enter into an alternative acquisition with respect to such superior proposal.

•	Likelihood of Closing. The Board considered the relatively limited nature of the closing conditions included in the merger agreement, including the likelihood that the merger would be approved by requisite regulatory authorities and that the merger agreement would be approved and adopted by the Company’s stockholders. The Board also considered that AttachmateWRQ has received from Credit Suisse and UBS a financing commitment that contains conditions not materially less certain than what the Board believes, based on the advice of its advisors, to be customary for transactions of this nature. The Board further considered AttachmateWRQ’s obligation to pay a termination or “reverse breakup” fee of $20.0 million in circumstances where the transaction does not close due to a failure of AttachmateWRQ to satisfy certain conditions contained in the merger agreement, such as the obligation to obtain funds under the original or a substitute financing arrangement prior to August 11, 2006.

•	Employee Compensation and Benefits. The Board considered that directors and officers of the Company will receive certain benefits different from, and in addition to, those of other stockholders as described under “—Interests of the Company’s Directors and Executive Officers in the Merger”.

•	Taxability; No Participation in Future Growth. The Board also considered that the merger will be a taxable transaction to the Company’s stockholders and that because the Company’s stockholders are receiving cash for their stock, they will not participate in the future growth of either the Company or AttachmateWRQ.

The foregoing discussion of the information and factors considered by the Board, while not exhaustive, includes the material factors considered by the Board, and contains both factors that support the merger and factors that may weigh against it. In view of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to particular factors. In addition, the Board did not make any specific determination of whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual directors may have had different views on the favorability of particular factors.

Recommendation of the Company’s Board of Directors

After careful consideration, the Company’s Board of Directors, by unanimous vote, has determined that the merger agreement is advisable, has approved and adopted the merger agreement and recommends that the Company’s stockholders vote FOR approval and adoption of the merger agreement and the merger.

Interests of the Company’s Directors and Executive Officers in the Merger

Stock Options and Restricted Stock Awards

Under the terms of the merger agreement, all of the Company’s stock options (including those held by directors and executive officers) will be canceled immediately prior to the effective time of the merger. The merger agreement provides that in consideration for such cancellation the holder of any option with an exercise price less than $12.20 per share, regardless of whether such option is vested or unvested, will be entitled to receive a cash payment equal to the product of (i) the total number of shares that are subject to such option immediately prior to the effective time of the merger and (ii) the excess of $12.20 per share over the exercise price per share subject to such option, subject to any required withholding of taxes. Some of the Company’s outstanding options are “out of the money”, meaning that they have exercise prices above $12.20 per share, and AttachmateWRQ will not make cash payments in respect of those options.

The merger agreement provides that all of the Company’s restricted stock awards (including those held by directors and executive officers) will be cancelled immediately prior to the effective time of the merger and that, in consideration for such cancellation, the holders of such awards will be entitled to receive cash payments in the amount of $12.20 per share of common stock subject to their awards, subject to any required withholding of taxes, regardless of whether such awards were vested or unvested at the time of cancellation.

The following table summarizes the vested and unvested options with exercise prices less than $12.20 per share and unvested restricted stock awards held by the Company’s executive officers and directors as of April 30, 2006, and the consideration that each of them would receive pursuant to the merger agreement in connection with the cancellation of these options and unvested restricted stock awards based on the deal price of $12.20 per share.

	No. of Shares Underlying Vested and Unvested In-the-Money Options	Weighted Average Exercise Price of Vested and Unvested In-the-Money Options	No. of Shares Underlying Restricted Stock Awards	Total Resulting Consideration
Charles M. Boesenberg	375,000	$10.77	147,153	$2,332,641
Marc B. Andrews	75,000	$8.95	75,000	$1,158,700
Betsy E. Bayha	60,000	$8.95	60,000	$926,960
David J. Ehrlich	120,000	$10.52	60,000	$933,560
Kenneth W. Long III	10,000	$8.95	35,000	$459,475
Richard H. Van Hoesen	91,630	$9.81	75,000	$1,134,247
David J. Barram	17,500	$9.94	5,000	$100,620
Alan W. Kaufman	62,500	$3.00	5,000	$636,120
Maureen F. McNichols	47,500	$10.37	5,000	$147,720
Michael J. Rose	17,500	$9.94	5,000	$100,620
Elijahu Shapira	17,500	$9.94	5,000	$100,620

Change of Control Severance Agreements

The Company has change of control severance agreements with each of its executive officers, Charles M. Boesenberg, Marc B. Andrews, Betsy E. Bayha, Kenneth W. Long III, David J. Ehrlich and Richard H. Van Hoesen, that may be triggered by the merger. AttachmateWRQ will assume the obligations of the Company under these agreements if the merger is completed.

Each of the Company’s executive officers is entitled to the following severance benefits if he or she is involuntarily terminated at any time between the effective time of the merger and the date 12 months after the effective time of the merger:

•	a severance payment equal to 150% of the sum of the officer’s then-current annual base salary and the officer’s annualized target bonus under the Company’s Management Incentive Plan in effect as of the date of termination (except that for purposes of Mr. Boesenberg’s agreement, each of his base salary and target bonus would be deemed to be $500,000 per year), which will be paid in equal installments during the 18 months following the officer’s termination; and

•	continued coverage under the Company’s health, life insurance and similar benefits plans during the 18 months following the officer’s termination.

The amount of cash severance that each executive officer would receive under these agreements based on their current compensation would be approximately $1,500,000 for Mr. Boesenberg; $697,500 for Mr. Andrews; $540,000 for Ms. Bayha; $405,000 for Mr. Long; $540,000 for Mr. Ehrlich; and $630,000 for Mr. Van Hoesen. It is expected that Mr. Boesenberg will remain with AttachmateWRQ following the completion of the merger for a period of time in a transition role.

Under the Company’s change of control severance agreements, “involuntary termination” means termination of the officer by the Company without cause or constructive termination. “Constructive termination” means a resignation by the officer within 90 days after the occurrence of any of the following: (i) without the officer’s express written consent, a material reduction of the officer’s duties, position or responsibilities relative to the officer’s duties, position or responsibilities in effect immediately prior to the change of control, or the removal of the officer from such position, duties and responsibilities, unless the officer is provided with substantially comparable duties, position and responsibilities; (ii) without the officer’s express written consent, a material reduction of the facilities and perquisites (including without limitation office space, location and administrative support) available to the officer immediately prior to such reduction; (iii) a reduction by the Company of the officer’s base salary or bonus opportunity as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the officer is entitled immediately prior to such reduction with the result that the officer’s overall benefits package is materially reduced; (v) without the officer’s express written consent, the relocation of the officer to a facility or a location more than fifty miles from his or her current location; or (vi) the failure of the Company to obtain the assumption of the officer’s change of control severance agreement by any successors.

The Company’s change of control severance agreements also provide that “cause” means (i) any act of personal dishonesty taken by the officer in connection with his or her responsibilities as an officer that is intended to result in substantial personal enrichment of the officer and is reasonably likely to result in material harm to the Company, (ii) the officer’s conviction of a felony that the Company’s Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the officer that constitutes misconduct and is materially injurious to the Company or (iv) continued willful violations by the officer of the officer’s obligations to the Company after there has been delivered to the officer a written demand for performance from the Company that describes the basis for the Company’s belief that the officer has not substantially performed his or her duties.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of NetIQ directors or officers as provided in NetIQ’s organizational documents and any indemnification agreements between those persons and NetIQ or any of its subsidiaries as of the date of the merger agreement will be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms for a period of six years after the effective time of the merger. The merger agreement further provides that, prior to the effective time, NetIQ will purchase a six-year “tail” directors’ and officers’ liability insurance policy providing coverage at least as favorable as NetIQ’s current directors’ and officers’ liability insurance policy. If NetIQ cannot purchase this “tail” policy for a premium of 300% or less of NetIQ’s current annual premium, NetIQ will purchase as much insurance coverage as can be obtained within the 300% cap.

Fairness Opinion Delivered to the Company’s Board of Directors

NetIQ retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other business combination. NetIQ’s Board of Directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of NetIQ. At the meeting of the NetIQ Board of Directors on April 26, 2006, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of April 26, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by holders of shares of NetIQ common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of April 26, 2006, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. NetIQ encourages you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to NetIQ’s Board of Directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of NetIQ common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of NetIQ common stock as to how to vote at the stockholders’ meeting to be held in connection with this transaction. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of NetIQ;

•	reviewed certain internal financial statements and other financial and operating data concerning NetIQ prepared by the management of NetIQ;

•	reviewed certain internal financial statements concerning AttachmateWRQ prepared by the management of AttachmateWRQ;

•	reviewed certain financial projections of NetIQ prepared by the management of NetIQ;

•	discussed the past and current operations and financial condition and the prospects of NetIQ with senior executives of NetIQ;

•	reviewed the reported prices and trading activity for NetIQ common stock and other publicly available information regarding NetIQ;

•	compared the financial performance of NetIQ and the prices and trading activity of NetIQ common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of NetIQ, AttachmateWRQ and their financial and legal advisors;

•	reviewed the merger agreement among Parent, merger sub and NetIQ, in the form of the draft dated April 26, 2006, the commitment letter between AttachmateWRQ and Credit Suisse, Credit Suisse Securities (USA) LLC, UBS Loan Finance LLC and UBS Securities LLC, in the form of the draft dated April 26, 2006 and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley has deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by NetIQ and AttachmateWRQ for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of NetIQ. Morgan Stanley also assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions and that AttachmateWRQ will obtain financing for the merger in accordance with the terms set forth in the commitment letter. Morgan Stanley relied upon, without independent verification, the assessment by the management of NetIQ of the validity of, and risks associated with, NetIQ’s existing and future technologies, intellectual property, products and services. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor and has relied upon, without independent verification, the assessment of NetIQ and its legal, tax or regulatory advisors with respect to such matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of NetIQ nor has Morgan Stanley been furnished with any such appraisals. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of April 26, 2006. Events occurring after April 26, 2006 may affect its opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated April 26, 2006. The various analyses summarized below were based on closing prices for the common stock of NetIQ through April 25, 2006, the day prior to the day of the meeting of NetIQ’s Board of Directors to consider and approve the merger. As of April 25, 2006, the closing price for the common stock of NetIQ was $10.76. Some of these summaries of financial analyses include information presented in tabular format. In order fully to understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis. Morgan Stanley performed a trading range analysis to provide background and perspective with respect to the historical share prices of NetIQ common stock. Morgan Stanley reviewed the range of closing prices of NetIQ common stock for various periods ending on April 25, 2006. Morgan Stanley observed the following:

Period Ending April 25, 2006	Range of Closing Prices
Last 30 Trading Days	$10.70 – $11.47
Last 60 Trading Days	$10.70 – $13.17
Last 90 Trading Days	$10.70 – $13.83
Last 12 Months	$9.85 – $13.83

Morgan Stanley noted that the consideration per share of $12.20 reflected a 13% premium to NetIQ’s closing price as of April 25, 2006, a 10% premium to the average closing price per share of NetIQ common stock for the 30 trading days prior to and including April 25, 2006 and a 7% premium to the average closing price per share of NetIQ common stock for the 60 trading days prior to and including April 25, 2006. In addition, Morgan Stanley noted that the aggregate value of NetIQ, defined as market capitalization plus total debt less cash and cash equivalents, based on the consideration per share of $12.20, represented a 25% premium to NetIQ’s aggregate value as of April 25, 2006. Morgan Stanley subsequently noted orally that the consideration per share of $12.20 represented a premium of 14% over the closing price of NetIQ on April 26, 2006 and a 26% premium to NetIQ’s aggregate value as of April 26, 2006.

Historical Financial Performance. Morgan Stanley reviewed certain historical annual and quarterly financial results, excluding certain non-cash expenses and nonrecurring items, for NetIQ. Morgan Stanley observed the following:

Fiscal Year Financial Statistic (Fiscal Year Ended June 30)	Revenues	Operating Income	Earnings Per Share ($)
	($ in millions)	($ in millions)
FY 2004	$212.0	$(8.3)	$(0.04)
FY 2005	$213.2	$(0.6)	$0.07

Fiscal Quarter Financial Statistic	Revenues	Operating Income	Earnings Per Share ($)
	($ in millions)	($ in millions)
Q1 FY 2005	$53.9	$0.7	$0.02
Q2 FY 2005	$58.1	$3.3	$0.06
Q3 FY 2005	$51.1	$(2.5)	$(0.01)
Q4 FY 2005	$50.1	$(2.1)	$0.00
Q1 FY 2006	$45.2	$(3.7)	$(0.02)
Q2 FY 2006	$48.2	$(1.0)	$0.01

Morgan Stanley noted that NetIQ’s revenue had declined sequentially for three of NetIQ’s last four fiscal quarters. Morgan Stanley also noted that NetIQ had not generated positive operating income for any of its last four fiscal quarters.

Review of Projected Financial Performance. Morgan Stanley reviewed NetIQ’s projected financial performance based on publicly available equity research estimates through fiscal year 2006 and extrapolations to such equity research estimates for fiscal years 2007 and 2008 and calendar years 2007 and 2008 (the “Street Case”). In addition, Morgan Stanley reviewed two separate estimates of NetIQ’s possible future financial performance for fiscal and calendar years 2006, 2007 and 2008 provided by NetIQ’s management. One estimate was based on the assumptions that (i) NetIQ’s revenue level would remain consistent with the last four fiscal quarters, and (ii) NetIQ’s operating expenses would be reduced as a result of completed and planned restructuring actions (the “Management Base Case”). The other estimate was based on the assumptions that (i) NetIQ’s revenue growth would be consistent with third-party forecasts for market growth for each of NetIQ’s product categories, (ii) NetIQ’s operating expenses would be reduced as a result of completed and planned restructuring actions, and (iii) NetIQ could generate revenue in 2007 and 2008 from products that were in development and did not generate revenue as of April 26, 2006 (“Management’s Full Upside Case”). A summary of the Street Case, Management Base Case and Management’s Full Upside Case is set forth in the following table:

Fiscal Year Ending June 30 Financial Statistic (Excluding Certain Non-Cash Expenses and Nonrecurring Items)	Street Case ($ in millions)				Management Base Case ($ in millions)				Management’s Full Upside Case ($ in millions)
	Revenue			Operating Income	Revenue			Operating Income	Revenue			Operating Income
	Amount	% Growth	Amount	% Margin	Amount	% Growth	Amount	% Margin	Amount	% Growth	Amount	% Margin
FY 2006	$181.5	(14.9)%	$(7.9)	(4.3)%	$185.3	(13.1)%	$(4.0)	(2.2)%	$191.4	(10.2)%	$1.0	0.5%
FY 2007	$188.6	3.9%	$6.1	3.2%	$179.9	(2.9)%	$6.9	3.8%	$218.3	14.0%	$37.8	17.3%
FY 2008	$198.0	5.0%	$7.9	4.0%	$184.6	2.6%	$13.1	7.1%	$262.3	20.2%	$63.0	24.0%

Comparable Company Analysis. Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of NetIQ with publicly available consensus equity research estimates for two categories of other companies that shared similar business characteristics of NetIQ. The first category consisted of companies that sell enterprise software products that are directly competitive with the products sold by NetIQ or, more generally, sell software that address enterprise IT infrastructure management. This category included the following software companies:

•	Altiris, Inc.

•	BMC Software, Inc.

•	CA, Inc.

•	Compuware Corporation

•	Mercury Interactive Corporation

•	Quest Software, Inc.

In reviewing consensus equity research estimates for the companies in this category, Morgan Stanley noted that all of these companies had substantially greater revenue, higher expected growth rates or higher operating margins than NetIQ.

Morgan Stanley also compared certain financial information of NetIQ with publicly available consensus equity research estimates for a second category of software companies with expected revenue, revenue growth, and operating margins that were more comparable to NetIQ’s expected revenue, revenue growth and operating margins, respectively. This category included the following software companies:

•	Agile Software Corporation

•	Ariba, Inc.

•	Borland Software Corporation

•	FileNet Corporation

•	Interwoven, Inc.

•	Novell, Inc.

•	QAD Inc.

•	SSA Global Technologies, Inc.

•	Vignette Corporation

Morgan Stanley relied primarily on this second category of comparable companies for purposes of comparison with NetIQ. For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of aggregate value, as defined above, to estimated calendar years 2006 and 2007 revenue (based on publicly available equity research estimates);

•	the ratio of aggregate value to calendar year 2007 unlevered earnings, defined as earnings before interest and taxes (excluding certain non-cash expenses and nonrecurring items) less the tax that would be paid on such amount based on an estimated effective tax rate; and

•	the ratio of price to estimated cash earnings per share, defined as net income excluding certain non-cash and non-recurring expenses divided by fully-diluted shares outstanding, for calendar year 2007 (based on publicly available equity research estimates).

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples of the comparable companies and applied this range of multiples to the relevant NetIQ financial statistic. For purposes of estimating revenues for calendar years 2006 and 2007, and unlevered earnings and cash earnings per share for calendar year 2007, Morgan Stanley used the Management Base Case. Based on NetIQ’s outstanding shares and options as of April 25, 2006, Morgan Stanley estimated the implied value per NetIQ common share as of April 25, 2006 as follows:

Calendar Year Financial Statistic	NetIQ Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share for NetIQ
	($ in millions except EPS)
Aggregate Value to Estimated 2006 Revenue	$180	0.8x – 2.0x	$8.36 – $13.50
Aggregate Value to Estimated 2007 Revenue	$182	0.7x – 1.8x	$7.95 – $12.76
Aggregate Value to Estimated 2007 Unlevered Earnings	$6.9	12.0x – 20.0x	$6.61 – $7.85
Price to Estimated 2007 Cash Earnings Per Share	$0.28	15.0x – 23.0x	$4.13 – $6.33

Morgan Stanley noted that the consideration per share to be received by holders of NetIQ’s common stock pursuant to the merger agreement was $12.20.

No company utilized in the comparable company analysis is identical to NetIQ. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NetIQ, such as the effect of competition on the businesses of NetIQ and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of NetIQ or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Equity Value Analysis. Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future value of a company’s common equity as a function of the company’s future earnings and its current forward price to earnings and aggregate value to unlevered earnings multiples. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share for NetIQ’s common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley used calendar year 2008 forecasts from the Street Case, Management Base Case and Management’s Full Upside Case. Morgan Stanley applied a range of price to earnings and aggregate value to unlevered earnings multiples obtained from its comparable companies analysis to these estimates to derive ranges of future values per share. Morgan Stanley then discounted the ranges of future values per share by a discount rate of 12% (based on an analysis of NetIQ’s estimated cost of equity capital) to derive ranges of present values per share.

The following table summarizes Morgan Stanley’s analysis:

Calendar Year 2008 Financial Statistic	NetIQ Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share of NetIQ
	($ in millions except EPS)
Street Case Earnings Per Share	$0.21	15.0x – 23.0x	$2.77 – $4.25
Management Base Case Earnings Per Share	$0.30	15.0x – 23.0x	$4.02 – $6.16
Management’s Full Upside Case Earnings Per Share	$0.98	15.0x – 23.0x	$13.09 – $20.07
Street Case Unlevered Earnings	$5.1	12.0x – 20.0x	$6.15 – $7.06
Management Base Case Unlevered Earnings	$7.9	12.0x – 20.0x	$6.87 – $8.27
Management’s Full Upside Case Unlevered Earnings	$42.0	12.0x – 20.0x	$15.46 – $21.70

Morgan Stanley noted that the consideration per share to be received by holders of NetIQ common stock pursuant to the merger agreement was $12.20.

Equity Research Analysts’ Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for NetIQ common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of NetIQ common stock. The range of undiscounted analyst price targets for NetIQ was $8.50 to $15.00, and the median price target was $9.50. Morgan Stanley noted that consideration per share to be received by holders of NetIQ common stock pursuant to the merger agreement was $12.20 and that four of the five disclosed price targets were below $12.20. Morgan Stanley further noted that three of the five disclosed price targets were below the trading price of NetIQ common stock of $10.76 as of the market close on April 25, 2006.

The public market trading price targets published by the equity research analysts do not necessarily reflect current market trading prices for NetIQ common stock and these estimates are subject to uncertainties, including the future financial performance of NetIQ and future financial market conditions.

Analysis of Precedent Transactions. Morgan Stanley also performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions that share certain characteristics with the merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for 26 selected software sector transactions between January 1, 2002 and April 25, 2006 in which the target company was publicly traded and transaction values were between $300 million and $600 million. The following is a list of these transactions:

Selected Precedent Transactions (Target/Acquiror)

Cedara Software Corp./Merge Technologies, Inc.

Concord Communications, Inc./Computer Associates International Inc.

Epiphany, Inc./SSA Global Technologies, Inc.

FreeMarkets, Inc./Ariba, Inc.

Group 1 Software, Inc./Pitney Bowes, Inc.

Inet Technologies, Inc./Tektronix, Inc.

Intercept, Inc./Fidelity National Financial Inc.

InterTrust Technologies Corporation/Fidelio Acquisition Company

MAPICS, Inc./Infor Global Solutions, Inc.

MatrixOne, Inc./Dassault Systemes

Merant plc/Serena Software, Inc.

Netegrity, Inc./Computer Associates International, Inc.

Niku Corporation/Computer Associates International Inc.

OTG Software, Inc./Legato Systems, Inc.

PalmSource, Inc./ACCESS Co., Ltd.

Pinnacle Systems, Inc./Avid Technology, Inc.

PracticeWorks Inc./Eastman Kodak Co.

Precise Software Solutions Ltd./Veritas Software Corporation

Rainbow Technologies/SafeNet, Inc.

Riverdeep Group plc/Alchemy Partners LLP

SeeBeyond Technology Corporation/Sun Microsystems, Inc.

Simplex Solutions, Inc./Cadence Design Systems, Inc.

Systems & Computer Technology Corporation/SunGard Data Systems Inc.

Tipping Point Technologies, Inc./3Com Corp.

Verisity Ltd./Cadence Design Systems, Inc.

Verity Inc./Autonomy Corporation

For each transaction noted above, Morgan Stanley noted the following financial statistics where available: (1) implied premium to closing share price one trading day prior to announcement; (2) implied premium to 30 trading day average closing share price prior to announcement; and (3) implied premium to aggregate value one trading day prior to announcement. The following table summarizes Morgan Stanley’s analysis:

Precedent Transaction Financial Statistic	Reference Range	Implied Value Per Share	NetIQ Merger Statistic
Premium to 1-day prior closing share price	10%-40%	$11.84-$15.06	13%
Premium to 30-day average closing share price	10%-50%	$12.19-$16.63	10%
Premium to 1-day prior aggregate value	15%-70%	$11.63-$14.66	25%

Morgan Stanley noted that the consideration per share to be received by holders of NetIQ common stock pursuant to the merger agreement was $12.20.

Morgan Stanley also compared publicly available statistics for 11 selected software transactions between January 1, 2002 and April 25, 2006 where transaction values were between $300 million and $600 million and the targets’ next twelve months revenues were estimated to grow at a rate of less than 10% over the targets’ last twelve months revenues. The following is a list of these transactions:

Epiphany, Inc./SSA Global Technologies, Inc.

FreeMarkets, Inc./Ariba, Inc.

Intercept, Inc./Fidelity National Financial Inc.

Merant plc/Serena Software, Inc.

PalmSource, Inc./ACCESS Co., Ltd.

Pinnacle Systems, Inc./Avid Technology, Inc.

Remedy Inc./BMC Software Inc.

SeeBeyond Technology Corporation/Sun Microsystems, Inc.

Simplex Solutions, Inc./Cadence Design Systems, Inc.

Systems & Computer Technology Corporation/SunGard Data Systems Inc.

Verity Inc./Autonomy Corporation

For each transaction noted above, Morgan Stanley noted the following financial statistics where available: (1) aggregate value to last twelve months revenue; and (2) aggregate value to estimated next twelve months revenue. The following table summarizes Morgan Stanley’s analysis:

Precedent Transaction Financial Statistic	Reference Range	Implied Value Per Share	NetIQ Merger Statistic
Aggregate Value to Last Twelve Months (LTM) Revenues	1.0x – 2.5x	$9.48 – $15.96	1.7x
Aggregate Value to Next Twelve Months (NTM) Revenues	1.0x – 2.0x	$9.23 – $13.47	1.7x

Morgan Stanley noted that the consideration per share to be received by holders of NetIQ common stock pursuant to the merger agreement was $12.20.

Morgan Stanley also compared publicly available statistics for four selected software transactions between January 1, 2002 and April 25, 2006 where transaction values were greater than $100 million and the acquirer was a financial buyer. The following is a list of these transactions:

Serena Software, Inc./Silver Lake Partners LLP

SunGard Data Systems Inc./Bain Capital, The Blackstone Group International Ltd., Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. LP, Providence Equity Partners, Inc.; Silver Lake Partners LLP; Texas Pacific Group Ventures

Aspect Communications Corporation/Concerto Software, Golden Gate Capital

GEAC Computer Corp./Infor Global Solutions, Inc., Golden Gate Capital

For each transaction noted above, Morgan Stanley noted the aggregate value to last twelve months EBITDA defined as earnings before interest, taxes, depreciation and amortization (excluding certain non-cash expenses and nonrecurring items). Morgan Stanley applied this ratio to NetIQ’s pro forma last twelve months EBITDA, the latter adjusted to exclude certain one-time expenses and to give benefit for certain completed and planned restructuring actions estimated by NetIQ’s management. The following table summarizes Morgan Stanley’s analysis:

Precedent Transaction Financial Statistic	Reference Range	Implied Value Per Share	NetIQ Merger Statistic
Aggregate Value to Last Twelve Months (LTM) Pro Forma EBITDA	6.0x – 14.0x	$8.26 – $12.73	13.0x

Morgan Stanley noted that the consideration per share to be received by holders of NetIQ common stock pursuant to the merger agreement was $12.20.

No company or transaction utilized in the precedent transaction analysis is identical to NetIQ or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of NetIQ, such as the effect of competition on the business of NetIQ or the industry generally, industry growth and the absence of any adverse material change in the financial condition of NetIQ or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Leveraged Buyout Analysis. Morgan Stanley also analyzed NetIQ from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of NetIQ using a ratio of debt to last twelve months EBITDA consistent with the ratio of debt to last twelve months EBITDA expected upon completion of the merger. Morgan Stanley observed the three-year internal rates of return on a potential equity investment utilizing the Street Case, the Management Base Case and Management’s Full Upside Case and extrapolations to the Street Case, Management Base Case and Management’s Full Upside Case. The analysis assumed multiples of 8.0x – 10.0x exit value to forecasted fiscal 2009 EBITDA and a desired internal rate of return on equity investment of approximately 25% – 35% for Management’s Full Upside Case and 20%—30% for both the Street Case and Management Base Case. These ranges are detailed below:

Leveraged Buyout Analysis Forecast Case	Internal Rate of Return Range	Implied Value Per Share of NetIQ
Street Case	20% – 30%	$7.96 – $8.71
Management Base Case	20% – 30%	$8.49 – $9.53
Full Upside Case	25% – 35%	$13.46 – $16.62

Morgan Stanley noted that the consideration per share to be received by holders of NetIQ common stock pursuant to the merger agreement was $12.20.

In connection with the review of the merger by NetIQ’s Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of NetIQ. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of NetIQ. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of NetIQ common stock and in connection with the delivery of its opinion dated April 26, 2006 to NetIQ’s Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of NetIQ might actually trade.

The consideration was determined through arm’s length negotiations between NetIQ and AttachmateWRQ and was approved by NetIQ’s Board of Directors. Morgan Stanley provided advice to NetIQ’s Board of Directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to NetIQ or its Board of Directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion was one of many factors taken into consideration by NetIQ’s Board of Directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of NetIQ’s Board of Directors with respect to the consideration or of whether NetIQ’s Board of Directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

NetIQ’s Board of Directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for NetIQ and received fees for such services. Morgan Stanley has also been a customer of NetIQ for the past several years, and has purchased software licenses, maintenance and consulting services from NetIQ. NetIQ has received over $2.7 million in fees from Morgan Stanley since July 1, 2004. All fees and contract terms were negotiated on an arms’-length basis. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of NetIQ, Parent, Attachmate or any other parties, commodities or currencies involved in the merger. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with NetIQ in connection with the merger, may have committed and may commit in the future to invest in private equity funds managed by affiliates of AttachmateWRQ.

Under the terms of its engagement letter, Morgan Stanley provided NetIQ financial advisory services and a financial opinion in connection with the merger, and NetIQ has agreed to pay Morgan Stanley a fee of approximately $4.2 million for its services, of which approximately $1.1 million was payable upon announcement of the merger and the remaining approximately $3.1 million is contingent upon the consummation of the merger. NetIQ has also agreed to reimburse Morgan Stanley for other expenses, including attorneys’ fees, incurred in connection with its engagement. In addition, NetIQ has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions.

Financing

NetIQ and AttachmateWRQ estimate that the total amount of funds necessary to pay the merger consideration and the cash payments in respect of stock options and restricted stock awards outstanding as of the date of the merger agreement is $495.0 million. AttachmateWRQ has entered into a commitment letter pursuant to which Credit Suisse, Credit Suisse Securities (USA) LLC, UBS Loan Finance LLC and UBS Securities LLC have agreed, on the terms and subject to the conditions in the commitment letter, to provide a $320.0 million senior secured first lien term loan facility, a $20.0 million senior secured first lien revolving credit facility (up to $3.0 million of which may be drawn as of the closing of the merger) and a $165.0 million senior secured second lien credit facility. The proceeds of the debt financing, together with at least $165.0 million of cash to be funded by NetIQ and $50.0 million of cash on hand at AttachmateWRQ, will be used to pay the merger consideration due to NetIQ stockholders and the holders of NetIQ stock options and restricted stock awards, repay existing AttachmateWRQ indebtedness of approximately $187.5 million and pay transaction fees and expenses. These financial institutions have the option of arranging to have other financial institutions provide all or portions of these facilities.

The obligation of the financial institutions to provide the debt financing on the terms contained in the commitment letter is subject to the following conditions:

•	the financial institutions not becoming aware that any information not previously disclosed to them was inconsistent in a material and adverse manner with their understanding, based on information provided to them before the date of the commitment letter, of:

–	the business, assets, liabilities, operations, condition (financial or otherwise), operating results, projections or prospects of NetIQ and its subsidiaries, or AttachmateWRQ and its subsidiaries, in each case taken as a whole; or

–	the merger and the related financing transactions;

•	there not having occurred any material adverse effect on NetIQ, AttachmateWRQ and their respective subsidiaries, taken as a whole;

•	consummation of the merger and the related financing transactions in accordance with applicable law and the merger agreement;

•	the financial institutions having received certain financial statements and related information of AttachmateWRQ and NetIQ for certain prior fiscal periods and pro forma consolidated financial statements for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended not less than 45 days before the closing of the merger;

•	certain EBITDA ratios shall have been achieved by AttachmateWRQ (after giving pro forma effect to its acquisition of NetIQ and certain other specified adjustments) for the most recently completed four-fiscal quarter period ended not less than 45 days before the closing of the merger;

•	there being no applicable law prohibiting the merger, or any governmental litigation seeking to block the merger or impose material limitations on AttachmateWRQ’s ownership of NetIQ or its common stock;

•	obtaining all requisite governmental approvals or consents and all material approvals and consents of third parties to the merger and the related financing transactions; and

•	other customary conditions for financings of this type.

The commitment letter provides that the definitive loan documents will contain, among other things:

•	customary representations and warranties;

•	customary affirmative and negative covenants;

•	specified financial covenants; and

•	events of default.

These terms are described generally in the commitment letter but have not yet been agreed upon.

The financial institutions’ commitments under the commitment letter expire on August 11, 2006 if the merger has not been completed by that time.

Material United States Federal Income Tax Consequences

The following describes the material U.S. federal income tax consequences to holders of the Company’s common stock whose shares are converted to cash in the merger, but does not purport to be a complete analysis of all potential tax considerations for all holders. This summary does not address the consequences of the merger under the tax laws of any state, local or foreign jurisdiction and does not address tax considerations applicable to holders of stock options, restricted stock or restricted stock units. In addition, this summary does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who are not citizens or residents of the United States, who acquired their shares of the Company’s common stock through the exercise of an employee stock option or otherwise as compensation, who hold their shares as part of a hedge, straddle or conversion transaction, whose shares are not held as a capital asset for tax purposes or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.

The receipt of cash for the Company’s common stock pursuant to the merger will be a taxable transaction for federal income tax purposes. In general, if you receive cash in exchange for your shares of the Company’s common stock pursuant to the merger, you will recognize capital gain or loss equal to the difference, if any, between the cash received and your adjusted tax basis in the shares surrendered. Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger.

You may be subject to backup withholding tax at a 28% rate on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you furnish the required information to the Internal Revenue Service.

THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE EFFECT OF APPLICABLE STATE, LOCAL AND OTHER TAX LAWS.

Required Regulatory Approvals and Other Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder, AttachmateWRQ and the Company cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. AttachmateWRQ and the Company filed notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on May 10, 2006, and the waiting period is currently scheduled to expire on June 9, 2006, unless otherwise terminated or extended by the antitrust agencies.

While the Company has no reason to believe it will not be possible to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental. For example, at any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of AttachmateWRQ or the Company. Private parties may also bring actions under the antitrust laws under certain circumstances.

NetIQ and AttachmateWRQ do not anticipate that any foreign antitrust filings will be necessary.

Under the merger agreement, both NetIQ and AttachmateWRQ have each agreed to use commercially reasonable efforts to take all actions to obtain all regulatory and governmental approvals necessary to complete the merger. However, AttachmateWRQ is not required to agree to any divestitures, licenses, hold separate arrangements or similar matters, either with respect to itself or with respect to the Company.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference in this section of the proxy statement. NetIQ urges you to read carefully the full text of the merger agreement.

General

The merger agreement contemplates the merger of merger sub, a subsidiary of Parent, with and into NetIQ, with NetIQ surviving the merger as a wholly-owned subsidiary of Parent. The effective time of the merger will occur upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as NetIQ and AttachmateWRQ agree should be specified in the certificate of merger.

The merger agreement and the summary of its terms have been included in this proxy statement to provide you with information regarding the terms of the merger agreement and is not intended to modify or supplement any factual disclosures about NetIQ in its reports filed with the SEC. In particular, the merger agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to NetIQ or AttachmateWRQ. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders.

Merger Consideration

At the effective time of the merger, each outstanding share of NetIQ common stock will be converted into the right to receive $12.20 in cash, without interest, except for shares held by NetIQ or AttachmateWRQ or shares held by stockholders properly exercising appraisal rights. As a result, after the merger is completed, NetIQ stockholders of record will have only the right to receive this consideration, and will no longer have any rights as NetIQ stockholders, including voting or other rights with respect to the shares. Shares of common stock held as treasury stock or owned by NetIQ or AttachmateWRQ will be cancelled at the effective time of the merger.

Shares of NetIQ common stock outstanding immediately prior to the effective time and held by a holder who has not voted in favor of, or consented in writing to, the merger and who has demanded appraisal for such shares in accordance with the Delaware General Corporation Law and as to which the right to appraisal has not failed to be perfected, been withdrawn or otherwise been lost in accordance with the provisions of the Delaware General Corporation Law will not be converted into a right to receive the merger consideration. Instead, the holder of such shares shall be entitled to receive the fair value of such shares, which may be more, the same or less than the per share merger consideration, as determined by the Delaware Chancery Court. See “Dissenters’ Rights of Appraisal”. However, if, after the effective time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares will be treated as if they had been converted as of the effective time into a right to receive the merger consideration.

Immediately prior to the effective time, NetIQ and AttachmateWRQ will each deposit with the exchange agent certain amounts that, in the aggregate, will be equal to the total merger consideration to be paid in respect of vested shares of NetIQ common stock. The amount deposited by NetIQ will be equal to the sum of $165.0 million and any cash received by NetIQ from the exercise of employee stock options during the period between the execution of the merger agreement and the effective time of the merger, less the aggregate amounts payable to holders of employee stock options and restricted stock awards in connection with the merger.

Exchange of Certificates

Prior to the effective time, AttachmateWRQ will select an exchange agent for the purpose of exchanging certificates representing shares of vested NetIQ common stock or uncertificated shares of vested NetIQ common stock, in each case for the merger consideration. Within two business days after the date on which the merger is consummated, AttachmateWRQ will send, or shall cause the exchange agent to send, to each holder of shares of NetIQ common stock at the effective time a letter of transmittal and instructions for use in such exchange. Each holder of shares of NetIQ common stock that have been converted into the right to receive the merger consideration will be entitled to receive, upon surrender to the exchange agent of a certificate, together with a properly completed letter of transmittal, or receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, the merger consideration in respect of NetIQ common stock represented by such certificate or uncertificated share. The surviving corporation and AttachmateWRQ are each entitled to deduct and withhold any applicable taxes from the merger consideration that would otherwise be payable.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, either the certificate surrendered must be properly endorsed or otherwise in proper form for transfer, or such uncertificated share must be properly transferred, and the person requesting such payment must pay to the exchange agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share, or must establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

After the effective time, there will be no further registration of transfers of shares of NetIQ common stock. If, after the effective time, certificates or uncertificated shares are presented to the surviving corporation, they will be canceled and exchanged for the merger consideration.

If your NetIQ stock certificates have been lost, stolen or destroyed, upon the making of an affidavit of that fact and, if required by the surviving corporation, posting a bond in such reasonable amount as indemnity against any claim with respect to your certificates, the exchange agent will issue merger consideration to you in exchange for your lost, stolen or destroyed certificates.

Cash-Out of Stock Options and Restricted Stock Awards

At the effective time, each employee stock option outstanding under any employee stock option or compensation plan or arrangement of NetIQ, whether or not vested or exercisable, will be canceled, and AttachmateWRQ will cause the surviving corporation to pay each holder of any such option at or promptly after the effective time for each such option an amount in cash determined by multiplying (i) the excess, if any, of the merger consideration per share of NetIQ common stock over the applicable exercise price of such option by (ii) the number of shares of NetIQ common stock such option holder could have purchased (assuming full vesting of all options) had that holder exercised the option in full immediately prior to the effective time.

Effective as of the effective time, each restricted stock award with respect to which shares of NetIQ common stock remain unissued or unvested as of the effective time will be canceled in exchange for an obligation of AttachmateWRQ to pay or cause the surviving corporation to pay, in respect of each share of NetIQ common stock subject to such award, an amount equal to the merger consideration. The merger consideration to be paid in respect of unvested shares of NetIQ common stock will be paid directly by the surviving corporation or AttachmateWRQ and not the exchange agent, and the exchange agent procedures described above under “—Exchange of Certificates” do not apply to such shares.

Representations and Warranties

The merger agreement contains various representations and warranties made by NetIQ to AttachmateWRQ. In some cases, these representations are subject to specified exceptions and qualifications. All of these representations and warranties will expire at the effective time of the merger. These representations and warranties relate to, among other things:

•	the Company’s and its subsidiaries’ proper organization, good standing and corporate power to operate its business;

•	the Company’s corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the unanimous approval by the Company’s Board of Directors of the merger agreement, the merger and related matters;

•	required consents and approvals of governmental authorities in connection with the merger;

•	the absence of any violation of or conflict with the Company’s organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the Company’s capitalization, including in particular the number of shares of the Company’s common stock, stock options and restricted stock awards outstanding;

•	the timely filing of appropriate documents with the SEC and the accuracy and completeness of information in such documents;

•	the Company’s disclosure controls and internal control over financial reporting;

•	the accuracy of the Company’s financial statements;

•	the accuracy and completeness of information supplied by the Company in this proxy statement;

•	the absence of certain non-ordinary course changes or events since December 31, 2005;

•	the absence of undisclosed material liabilities;

•	the Company’s compliance with applicable laws;

•	the absence of litigation or outstanding court orders against the Company;

•	the absence of undisclosed broker’s fees;

•	tax, employee benefits and labor matters affecting the Company, including matters relating to the Employee Retirement Income Security Act and the Company’s employee benefit plans;

•	the Company’s software and other intellectual property rights;

•	environmental matters;

•	the applicability of certain anti-takeover statutes to the merger agreement and the merger;

•	the Company’s receipt of Morgan Stanley’s fairness opinion;

•	the Company’s material contracts;

•	real property owned or leased by the Company, and tangible personal property owned or used by the Company; and

•	certain payments and expenses associated with the merger.

The merger agreement also contains representations and warranties made by AttachmateWRQ to NetIQ, including representations and warranties relating to:

•	its proper organization, good standing and corporate power to operate its businesses;

•	its corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	required consents and approvals of governmental authorities in connection with the merger;

•	the absence of any violation of or conflict with its organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the accuracy and completeness of information it has supplied for inclusion in this proxy statement;

•	the absence of undisclosed broker’s fees;

•	the debt financing to be obtained by AttachmateWRQ in connection with the merger; and

•	the solvency of the surviving corporation immediately following the effective time of the merger.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to NetIQ or AttachmateWRQ, as the case may be, an effect which prevents or materially delays or materially impairs that party’s ability to consummate the transactions contemplated by the merger agreement. In addition, with respect solely to NetIQ, “material adverse effect” also means a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of NetIQ and its subsidiaries, taken as a whole, other than any material adverse effect to the extent resulting from:

•	any action taken at the direction or request of AttachmateWRQ or as required or expressly contemplated by the merger agreement;

•	changes in conditions affecting the enterprise software industry, the U.S. economy generally or foreign economies in any locations where NetIQ or any of its subsidiaries have material operations or sales, in each case except to the extent such changes disproportionately affect NetIQ and its subsidiaries;

•	the negotiation, public announcement or consummation of the merger agreement or the transactions contemplated thereby; or

•	NetIQ’s failure to meet internal or published revenue or earnings projections.

Covenants Relating to the Conduct of the Company’s Business

Under the merger agreement, NetIQ has agreed that, between April 26, 2006 and the completion of the merger, NetIQ and its subsidiaries will conduct their business in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve their business and third party relationships, comply in all material respects with all applicable laws and the requirements of all of their material contracts and to keep available the services of their current officers and employees. In addition, NetIQ has also agreed that during the same time period, subject to certain exceptions, NetIQ and its subsidiaries will not:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary to its parent;

•	adjust, split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

•	purchase, redeem or otherwise acquire any shares of NetIQ capital stock or of NetIQ’s subsidiaries’ capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell, grant or encumber (a) any shares of NetIQ’s or its subsidiaries’ capital stock, (b) any voting debt or other voting securities, or (c) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities;

•	adopt or propose any change to NetIQ’s or its subsidiaries’ certificates of incorporation or by-laws;

•	merge or consolidate with any other person, or acquire or agree to acquire any business or a substantial portion of its assets;

•	sell, lease, license, mortgage, subject to any lien or otherwise dispose of any of NetIQ’s subsidiaries or NetIQ’s subsidiaries’ properties or assets;

•	incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or amend any such indebtedness, or issue, sell or amend any debt securities or warrants or other rights to acquire any of NetIQ’s or its subsidiaries’ debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•	make any material changes in accounting methods or principles, except as may be required by a change in generally accepted accounting principles in the United States or Regulation S-X under the Securities Exchange Act of 1934;

•	except as required to comply with applicable laws or agreements, plans or arrangements existing as of April 26, 2006:

—	adopt, enter into, terminate or amend any material employment, severance or similar agreement or benefit plan;

—	increase in any material respect the compensation or benefits of any present or former directors, officers, employees or consultants of NetIQ or its subsidiaries;

—	hire more than 10 new employees;

—	accelerate the payment, right to payment or vesting of any compensation or benefits;

—	grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan;

—	loan or advance any money or other property to any present or former director, officer or employee of the Company or its subsidiaries;

—	undertake any action that confers upon any current or former employee, officer, director or consultant of NetIQ or any of its subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of the merger agreement; or

—	take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan;

•	enter into any joint venture, partnership or other similar arrangement requiring investment of more than $1.0 million by the Company;

•	make any loans, advances or capital contributions to, or investments in, any other person in excess of $1.0 million in the aggregate;

•	cancel any material debts or waive any material claims or rights of substantial value;

•	enter into, or materially amend, modify or supplement any material contract outside the ordinary course of business consistent with past practice, or waive, release, grant, assign or transfer any of its material rights or claims;

•	make or change any material tax election (other than elections made in the ordinary course of business);

•	enter into any new or renegotiate any license, agreement or arrangement relating to any intellectual property rights;

•	take any action that would make any of NetIQ’s representations and warranties in the merger agreement inaccurate in any material respect at, or prior to, the effective time (as though made at such time), or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time (as though made at such time); or

•	agree or commit to do any of the foregoing actions.

Special Meeting; Proxy Statement

NetIQ has agreed to call and hold a special meeting of NetIQ stockholders as soon as reasonably practicable for the purpose of voting on the approval and adoption of the merger agreement and the merger. Subject to certain circumstances described below under “—No Solicitation of Other Offers”, NetIQ has also agreed that its Board of Directors will recommend that its stockholders approve and adopt the merger agreement and the merger at the special meeting. NetIQ has further agreed to:

•	promptly prepare and file this proxy statement with the SEC, use commercially reasonable efforts to have it cleared by the SEC, and then mail it to NetIQ stockholders as promptly as practicable;

•	use commercially reasonable efforts to obtain the requisite approval of NetIQ stockholders necessary to approve and adopt the merger agreement and the merger; and

•	otherwise comply with all legal requirements applicable to such meeting.

No Solicitation of Other Offers

Upon signing the merger agreement NetIQ agreed that it would, and would use commercially reasonable efforts to cause its subsidiaries, advisors, employees and other agents to, immediately cease and terminate all existing activities, discussions or negotiations, if any, with any third party with respect to any acquisition proposal (as defined below) and request the return or destruction of all confidential information about NetIQ and its subsidiaries provided to any third party and/or its agents and advisors. Except as set out below, NetIQ has also agreed that neither NetIQ nor any of its subsidiaries will, and that NetIQ will not authorize any of its employees or representatives to, directly or indirectly:

•	solicit, initiate or take any action to facilitate or encourage the submission of any acquisition proposal;

•	enter into or participate in any discussions or negotiations with any third party that is seeking to make, or has made, an acquisition proposal;

•	furnish any information relating to NetIQ or any of its subsidiaries or afford access to the business, properties, assets, books or records of NetIQ or any of its subsidiaries to any third party that is seeking to make, or has made, an acquisition proposal;

•	otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal;

•	recommend an acquisition proposal to NetIQ stockholders or fail to make, withdraw or modify in a manner adverse to AttachmateWRQ the recommendation of NetIQ’s Board of Directors that NetIQ’s stockholders vote for approval and adoption of the merger agreement and the merger;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of NetIQ or any of its subsidiaries; or

•	enter into any agreement with respect to an acquisition proposal.

The merger agreement also provides that, notwithstanding the prohibitions described above, NetIQ’s Board of Directors, directly or indirectly, through advisors, agents or other intermediaries, may at any time prior to the special meeting of NetIQ stockholders:

•	engage in negotiations or discussions with any third party that has made a bona fide acquisition proposal that the Board of Directors believes in good faith constitutes or could be expected to lead to a superior proposal (as defined below) and that is reasonably capable of being consummated in a timely manner;

•	furnish to such third party nonpublic information relating to NetIQ or any of its subsidiaries pursuant to a confidentiality agreement with terms not materially less favorable to NetIQ than those contained in the confidentiality agreement between NetIQ and AttachmateWRQ, provided that NetIQ furnishes the same information to AttachmateWRQ to the extent AttachmateWRQ has not previously received it;

•	following receipt of an acquisition proposal, recommend it to NetIQ stockholders or fail to make, withdraw or modify in a manner adverse to AttachmateWRQ the Board’s recommendation that NetIQ’s stockholders vote for approval and adoption of the merger agreement and the merger, provided that NetIQ (i) promptly delivers to AttachmateWRQ written notice of NetIQ’s decision to do this stating the material terms and conditions of the acquisition proposal and (ii) for a period of two business days following delivery of such notice, provides AttachmateWRQ with a reasonable opportunity to change the terms and conditions of the merger agreement, and negotiate in good faith with respect to any such changes; and/or

•	take any non-appealable, final action that any court of competent jurisdiction orders NetIQ to take,

but in the case of each of the first three bullets above, only if the Board of Directors determines in good faith by a majority vote, after considering the advice of outside legal counsel, that it must take such action to comply with its fiduciary duties under applicable law.

The merger agreement defines the term “acquisition proposal” as, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of NetIQ’s and its subsidiaries’ consolidated assets or over 20% of any class of equity or voting securities of NetIQ or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of NetIQ’s consolidated assets, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party’s beneficially owning 20% or more of any class of equity or voting securities of NetIQ or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of NetIQ’s consolidated assets, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving NetIQ or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of NetIQ’s consolidated assets or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or that could reasonably be expected to dilute materially the benefits to AttachmateWRQ of the transactions contemplated by the merger agreement.

The merger agreement defines the term “superior proposal” as any bona fide, unsolicited written acquisition proposal for at least a majority of the outstanding shares of NetIQ stock on terms that NetIQ’s Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all NetIQ stockholders than as provided in the merger agreement (including any change in the terms of the merger agreement agreed to in writing by AttachmateWRQ).

NetIQ has agreed that its Board of Directors will not take any of the actions described above unless NetIQ has delivered to AttachmateWRQ prior written notice advising AttachmateWRQ that the Board of Directors intends to take such action, and NetIQ will continue to advise AttachmateWRQ after taking such action. NetIQ has also agreed to notify AttachmateWRQ as promptly as practicable, and in any event within one business day, after receiving any acquisition proposal, any indication that a third party is considering making an acquisition proposal, or any written request for non-public information about NetIQ or its subsidiaries by any third party that indicates it may be considering making, or has made, an acquisition proposal (including the identity of such third party and the material terms and conditions of any such acquisition proposal, indication or request). In such case NetIQ will keep AttachmateWRQ reasonably informed, on a current basis, of the status and material details of any such acquisition proposal, indication or request, including any meeting of NetIQ’s Board of Directors at which the Board of Directors is reasonably expected to consider any acquisition proposal.

Access to Information

NetIQ has agreed to afford to AttachmateWRQ and its counsel, advisors, auditors and other representatives reasonable access prior to the effective time of the merger or the termination of the merger agreement to the offices, properties, assets, books and records of NetIQ and its subsidiaries. During such period, NetIQ will also furnish to AttachmateWRQ and its counsel, advisors, auditors and representatives such financial and operating data and other information as they may reasonably request, and will cooperate with all reasonable requests of AttachmateWRQ for information regarding NetIQ and its subsidiaries.

Employee Benefits Matters

Under the merger agreement, AttachmateWRQ has agreed to provide NetIQ’s employees with credit for their service to the Company for purposes of participation and vesting under the analogous employee benefit plans (other than equity-based plans or arrangements) of AttachmateWRQ or the surviving corporation.

NetIQ has agreed to terminate its 401(k) plan immediately prior to the effective time if AttachmateWRQ requests. If NetIQ does terminate its 401(k) plan, NetIQ will cease making new contributions to the plan, Company contributions will vest, and AttachmateWRQ will permit participants in the plan to roll their accounts over into an AttachmateWRQ 401(k) plan.

NetIQ has also agreed to cause the exercise of each outstanding purchase right under its employee stock purchase plan, or ESPP, no less than two business days prior to the effective time and to terminate its ESPP as of the effective time. No new purchase period or offering period will commence under NetIQ’s ESPP following the date that NetIQ causes the outstanding purchase rights under the ESPP to be exercised.

With respect to restricted stock awards that vest prior to the date on which the merger is consummated, NetIQ has also agreed to pay the required tax withholding amounts to the applicable regulatory authorities, and to retire or withhold, as applicable, shares from such restricted stock awards with an aggregate fair market value (based on the fair market value of NetIQ common stock on the applicable vesting date) equivalent to such tax withholding amounts.

Director and Officer Liability

The merger agreement provides that all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of NetIQ’s directors or officers as provided in NetIQ’s organizational documents and any indemnification agreements between those persons and NetIQ or any of its subsidiaries as of the date of the merger agreement will be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms for a period of six years after the effective time of the merger. The merger agreement further provides that, prior to the effective time, NetIQ will purchase a six-year “tail” directors’ and officers’ liability insurance policy providing coverage at least as favorable as NetIQ’s current directors’ and officers’ liability insurance policy. If NetIQ cannot purchase this “tail” policy for a premium of 300% or less of NetIQ’s current annual premium, NetIQ will purchase as much insurance coverage as can be obtained within the 300% cap.

Efforts to Complete the Merger; Regulatory Matters

NetIQ and AttachmateWRQ have agreed that each will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the merger and the other transactions contemplated by the merger agreement, including to:

•	prepare and to file as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•	obtain and to maintain all required approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

Notwithstanding the above, none of the parties to the merger agreement is required to (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated by the merger agreement or (ii) divest or otherwise hold separate, or take any other action with respect to, any of its or the surviving corporation’s subsidiaries or any of their respective affiliates’ businesses, assets or properties.

Other Mutual Covenants

The merger agreement contains additional mutual covenants, including covenants relating to cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, public announcements, further assurances, mutual notification of particular events, and confidential treatment of non-public information.

Financing

AttachmateWRQ obtained a written commitment (referred to in this proxy statement as the commitment letter) from Credit Suisse Securities (USA) LLC, Credit Suisse, UBS Loan Finance LLC and UBS Securities, LLC to provide debt financing in an aggregate amount of $505.0 million in connection with the merger and the other transactions contemplated by the merger agreement. The merger agreement requires that AttachmateWRQ will use commercially reasonable efforts to arrange that debt financing on the terms and conditions described in the commitment letter, including using commercially reasonable efforts to satisfy on a timely basis all terms, conditions, representations and warranties applicable to AttachmateWRQ in the commitment letter, enter into definitive agreements regarding that debt financing as promptly as practicable but in any event at the effective time on terms and conditions no less certain than those contained in the commitment letter and obtain funds under the commitment letter.

AttachmateWRQ has agreed to keep NetIQ reasonably informed with respect to all material activity concerning the status of the debt financing and will give NetIQ prompt notice of any material adverse change with respect to the debt financing. In particular, AttachmateWRQ will notify NetIQ promptly, and in any event within two business days, if at any time prior to the consummation of the merger the commitment letter will expire or be terminated for any reason, or if any financing source that is a party to the commitment letter notifies AttachmateWRQ that such source no longer intends to provide financing to AttachmateWRQ on the terms set out in the commitment letter. AttachmateWRQ is prohibited from taking any action or omitting to take any action that could reasonably be expected to materially impair, delay, or prevent AttachmateWRQ’s obtaining of the debt financing or any alternate financing arrangement without NetIQ’s prior written consent. AttachmateWRQ may not amend or alter, or agree to amend or alter, the commitment letter in a manner that would materially impair, delay or prevent the transactions contemplated by the merger agreement without NetIQ’s prior written consent.

NetIQ has agreed to use commercially reasonable efforts to provide AttachmateWRQ with such cooperation in connection with the arrangement of the debt financing as AttachmateWRQ may reasonably request, including:

•	participation in meetings, due diligence sessions and management presentation sessions and similar presentations;

•	preparing business projections and financial statements (including pro forma financial statements) and other information for offering memoranda, private placement memoranda and similar documents; and

•	reasonably facilitating the pledge of collateral.

NetIQ will allow AttachmateWRQ’s representatives the opportunity to review and comment upon any such financial statements in draft form and shall allow such representatives access to supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. However, neither NetIQ nor any of its subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the debt financing prior to the effective time (unless such fee or liability is not payable until immediately prior to the effective time). AttachmateWRQ will, promptly upon request by NetIQ, reimburse NetIQ for all reasonable out-of-pocket costs incurred by NetIQ or any of its subsidiaries in connection with such cooperation.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the commitment letter, AttachmateWRQ will use commercially reasonable efforts to:

•	arrange to obtain alternate financing, and, if obtained, provide NetIQ with a copy of the new financing commitment that provides for at least the same amount of financing as the commitment letter and on terms and conditions no less certain than those contained in the commitment letter;

•	enter into definitive agreements with respect to that alternate financing as promptly as practicable but in any event prior to the effective time on terms and conditions no less certain than those contained in the commitment letter; and

•	obtain funds under such commitment letter to the extent necessary to consummate the transactions contemplated by the merger agreement.

Conditions to the Merger

NetIQ’s and AttachmateWRQ’s respective obligations to complete the merger are subject to the satisfaction or waiver at or before the effective time of the following conditions:

•	approval and adoption of the merger agreement and the merger by stockholders holding at least a majority of the shares of NetIQ common stock;

•	the absence of any applicable law, court order, injunction or other legal restraint prohibiting the merger, or any governmental litigation seeking to block the merger or impose material limitations on AttachmateWRQ’s ownership of the Company or its common stock;

•	expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

•	completion of any actions by or in respect of, or required filings with, any governmental body, agency, official or authority.

The obligations of AttachmateWRQ to complete the merger are subject to the satisfaction or waiver at or before the effective time of the following additional conditions:

•	immediately prior to the effective time of the merger, the Company must have freely available cash equal to at least the sum of $165.0 million and any cash received by the Company from the exercise of employee stock options during the period between the execution of the merger agreement and the effective time of the merger, and the Company must have deposited such sum (less amounts payable to holders of employee stock options and restricted stock awards in connection with the merger) with the exchange agent;

•	the Company must have performed in all material respects all of its obligations under the merger agreement;

•	the Company’s representations and warranties set forth in the merger agreement must be true and correct (disregarding any qualifications as to materiality or any material adverse effect on the Company) as of the closing date of the merger (or, if applicable, as of an earlier date), with only such exceptions as would not individually or in the aggregate have a material adverse effect on the Company or, in the case of certain specifically identified Company representations, as would not individually or in the aggregate reasonably be expected to result in costs or liabilities to the Company of more than the sum of $500,000 and any amounts voluntarily deposited by the Company with the exchange agent in addition to the amount described in the first bullet above;

•	the Company must have delivered to AttachmateWRQ a certificate signed by one of the Company’s executive officers certifying that the conditions in the three preceding bullets have been satisfied;

•	dissenters’ rights of appraisal must not have been exercised for more than 20% of the Company’s common stock; and

•	the Company must have delivered certified copies of certain corporate documents to AttachmateWRQ.

The Company’s obligation to effect the merger is subject to the satisfaction or waiver at or before the effective time of the following additional conditions:

•	immediately prior to the effective time of the merger, AttachmateWRQ must have made an amount of cash available to the exchange agent equal to the merger consideration to be paid to the Company’s stockholders less a specified minimum amount to be contributed by the Company;

•	AttachmateWRQ must have performed in all material respects all of its obligations under the merger agreement;

•	the representations and warranties of AttachmateWRQ set forth in the merger agreement must be true and correct as of the closing date of the merger (or, if applicable, as of an earlier date), with only such exceptions as would not reasonably be expected to have a material adverse effect on AttachmateWRQ;

•	the Company must have received a certificate signed by an executive officer of AttachmateWRQ certifying that the conditions in the three preceding bullets have been satisfied; and

•	any solvency opinion delivered to any of AttachmateWRQ’s lenders pursuant to the debt financing arrangement contemplated by the commitment letter provided to AttachmateWRQ by Credit Suisse and UBS or any substitute financing arrangement must have also been delivered to the Company in a form entitling the Company to rely upon such opinion.

Termination

The merger agreement may be terminated and the merger abandoned at any time before the effective time of the merger, whether before or after approval of the merger agreement by NetIQ stockholders, in any of the following ways:

•	by mutual written consent of NetIQ and AttachmateWRQ;

•	by either NetIQ or AttachmateWRQ, if the merger has not been completed by August 11, 2006, for any reason, provided, however, that this right to terminate the merger agreement will not be available to a party whose breach of any covenant contained in the merger agreement resulted in the failure of the merger to be completed by August 11, 2006;

•	by either NetIQ or AttachmateWRQ, if completion of the merger would violate any nonappealable final court order, decree or judgment prohibiting the merger;

•	by either NetIQ or AttachmateWRQ, if NetIQ stockholders do not approve and adopt the merger agreement and the merger at the special meeting;

•	by either NetIQ or AttachmateWRQ, if the other party has breached any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach would result in the failure to satisfy any of the conditions to the merger related to truth and correctness of the breaching party’s representations and warranties or performance of the breaching party’s obligations under the merger agreement and which breach is not reasonably capable of being cured by August 11, 2006, in the breaching party’s good faith judgment;

•	by AttachmateWRQ, if NetIQ recommends an alternative acquisition proposal or fails to make, withdraws or modifies in a manner adverse to AttachmateWRQ the recommendation of the Company’s Board of Directors that the Company’s stockholders vote for approval and adoption of the merger agreement and the merger;

•	by AttachmateWRQ, if NetIQ enters into or publicly announces its intention to enter into a definitive agreement or an agreement in principle to accept an alternative acquisition proposal that is a superior proposal;

•	by AttachmateWRQ, if NetIQ willfully and materially violates its obligation to call the special meeting or its non-solicitation obligations under the merger agreement;

•	by NetIQ, if it receives a superior proposal and:

—	the Board of Directors authorizes the Company to enter into a written agreement to accept the superior proposal;

—	before exercising the Company’s termination right, the Company provides AttachmateWRQ with at least two business days’ written notice of the Company’s intention to terminate the merger agreement and accept a superior proposal and a description of the material terms and conditions of the superior proposal; and

—	the Company waits until after the second business day following AttachmateWRQ’s receipt of such written notice and AttachmateWRQ has not during that time made an irrevocable unconditional offer that is at least as favorable to the Company’s stockholders as the superior proposal.

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party, except as specifically provided in the merger agreement. Specifically, the provisions of the merger agreement relating to confidentiality, termination fees and expenses, governing law and jurisdiction will continue in effect notwithstanding termination of the merger agreement.

Termination Fees; Expenses

NetIQ has agreed to pay AttachmateWRQ a termination fee of $13.3 million if the merger agreement is terminated:

•	by AttachmateWRQ, if the Company recommends an alternative acquisition proposal or if the Company fails to make, withdraws or modifies in a manner adverse to AttachmateWRQ the recommendation of the Company’s Board of Directors that the Company’s stockholders vote for approval and adoption of the merger agreement and the merger;

•	by AttachmateWRQ, if the Company enters into or publicly announces its intention to enter into a definitive agreement or an agreement in principle to accept an alternative acquisition proposal that is a superior proposal;

•	by AttachmateWRQ, if the Company willfully and materially violates its obligation to call the special meeting or its non-solicitation obligations under the merger agreement;

•	by NetIQ, if it receives and accepts a superior proposal after providing notice to AttachmateWRQ in accordance with the merger agreement; or

•	by either NetIQ or AttachmateWRQ, if the merger has not been completed by August 11, 2006, or if NetIQ stockholders do not approve and adopt the merger agreement and the merger at the special meeting, but in each case only if prior to the date of the special meeting or August 11, 2006, as applicable, a third party has made an alternative acquisition proposal and within twelve months following termination of the merger agreement NetIQ either consummates an alternative acquisition or enters into an agreement providing for an alternative acquisition.

NetIQ has agreed to reimburse up to $2.5 million of AttachmateWRQ’s expenses if the merger agreement is terminated:

•	by either NetIQ or AttachmateWRQ, if NetIQ stockholders do not approve and adopt the merger agreement and the merger at the special meeting; or

•	by AttachmateWRQ, if NetIQ has willfully and materially breached any of its obligations contained in the merger agreement or if any of its representations or warranties were not true and correct as of the date of the merger agreement, in each case which would result in the failure to satisfy any of the conditions to the merger related to truth and correctness of NetIQ’s representations and warranties or performance of NetIQ’s obligations under the merger agreement and which breach or failure is not reasonably capable of being cured by August 11, 2006, in NetIQ’s good faith judgment.

If the $13.3 million termination fee is payable, NetIQ will not be obligated to pay any additional amount to reimburse AttachmateWRQ for its expenses.

AttachmateWRQ has agreed to pay NetIQ a termination fee of $20.0 million if the merger agreement is terminated:

•	by NetIQ, if AttachmateWRQ has breached any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach would result in the failure to satisfy any of the conditions to the merger related to truth and correctness of AttachmateWRQ’s representations and warranties or performance of AttachmateWRQ’s obligations under the merger agreement and which breach or failure is not reasonably capable of being cured by August 11, 2006, in AttachmateWRQ’s good faith judgment; or

•	by either NetIQ or AttachmateWRQ, if the merger has not been completed by August 11, 2006, and the conditions relating to the approval of NetIQ stockholders, the absence of governmental litigation, the receipt of regulatory approvals, the performance of NetIQ’s obligations under the merger agreement and the truth and correctness of NetIQ’s representations and warranties under the merger agreement have been satisfied or are capable of being satisfied at the time of such termination.

The expense reimbursement and termination fee payments described above constitute the sole and exclusive remedy of the parties to the merger agreement, which means that none of the Company, AttachmateWRQ or any of their respective affiliates will have any other liability or obligation as a result of the termination of the merger agreement. Except as described above, each party will bear all costs and expenses that it incurs in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement, whether or not the merger is consummated.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before the effective time if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after adoption of the merger agreement by NetIQ stockholders and without their further approval, no amendment or waiver may reduce the amount or change the kind of consideration to be received in exchange for NetIQ common stock.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The Company’s common stock is listed on NASDAQ under the trading symbol “NTIQ”. The following table shows the high and low sale prices of the common stock as reported on NASDAQ for each quarterly period since the beginning of the Company’s 2004 fiscal year:

	High		Low
2004 Fiscal Year
Quarter ended September 30		$17.37		$10.14
Quarter ended December 31		$13.82		$10.27
Quarter ended March 31		$15.00		$12.40
Quarter ended June 30		$15.30		$12.23
2005 Fiscal Year
Quarter ended September 30		$13.20		$8.30
Quarter ended December 31		$13.47		$10.72
Quarter ended March 31		$12.75		$10.71
Quarter ended June 30		$11.61		$9.56
2006 Fiscal Year
Quarter ended September 30		$12.51		$10.05
Quarter ended December 31		$12.83		$11.26
Quarter ended March 31		$14.00		$10.49
Quarter ended June 30 (through • , 2006)	$	•	$	•

The closing sale price of the common stock on NASDAQ on April 26, 2006, which was the last trading day before the announcement of the merger, was $10.72. On   •  , 2006, which is the latest practicable trading day before this proxy statement was printed, the closing price for the Company’s common stock on NASDAQ was $  •  .

The Company has never declared or paid cash dividends on the Company’s common stock and it does not expect to pay cash dividends on its common stock at any time in the foreseeable future.

As of May 15, 2006, there were   •   shares of the Company’s common stock outstanding held by approximately   •   holders of record.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of April 30, 2006, by:

•	each person who is known to the Company to own beneficially more than 5% of the Company’s common stock;

•	each of the Company’s directors, executive officers and named executive officers; and

•	all current directors and executive officers as a group.

Percentage of beneficial ownership is based on 40,317,917 shares of common stock outstanding as of April 30, 2006.

Except as otherwise noted, the address of each person listed in the table is c/o NetIQ Corporation, 1650 Technology Drive, Suite 800, San Jose, CA 95110-3089, and, unless otherwise indicated in the footnotes below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

	Shares Beneficially Owned			Additional Shares Underlying Unvested Options(2)
Name and Address of Beneficial Owner	No. of Shares(1)	No. of Options(1)	Percent
Five Percent Stockholders
Dimensional Fund Advisors, Inc.	4,045,013	—	10.0%	—
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
ValueAct Capital Partners LP	3,480,811	—	8.6%	—
100 East Pratt Street
Baltimore, MD 21202
The TCW Group, Inc.	3,273,876	—	8.1%	—
865 South Figueroa Street, Suite 1800
Los Angeles, CA 90017
Mac-Per-Wolf Company	2,994,681	—	7.4%	—
311 South Wacker Drive, Suite 6000
Chicago, IL 60604
Janus Capital Management LLC	2,856,500	—	7.1%	—
151 Detroit Street
Denver, CO 80206
Franklin Resources, Inc.	2,585,223	—	6.4%	—
One Franklin Parkway
San Mateo, CA 94403-1906
S Squared Technology, LLC	2,282,900	—	5.7%	—
515 Madison Avenue
New York, NY 10022
Merrill Lynch & Co., Inc.	2,275,166	—	5.6%	—
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381
T. Rowe Price Associates, Inc.	2,120,544	—	5.3%	—
100 East Pratt Street
Baltimore, MD 21202

	Shares Beneficially Owned			Additional Shares Underlying Unvested Options(2)
Name and Address of Beneficial Owner	No. of Shares(1)	No. of Options(1)	Percent
Directors and Executive Officers
Charles M. Boesenberg	250,108	1,225,200	3.6%	150,000
Marc B. Andrews	78,252	236,224	*	63,976
Betsy E. Bayha	61,029	195,616	*	31,250
David J. Ehrlich	107,848	145,199	*	35,001
Kenneth W. Long III	37,274	20,775	*	9,225
John L. Steigerwald(3)	31,810	93,862	*	2,657
Richard H. Van Hoesen	75,000	186,828	*	50,002
David J. Barram	7,330	53,125	*	9,375
Alan W. Kaufman	7,000	128,125	*	9,375
Maureen F. McNichols	6,000	30,625	*	24,375
Michael J. Rose	6,000	30,625	*	24,375
Elijahu Shapira	85,140	53,125	*	9,375
All current directors and executive officers as a group (11 people)	720,981	2,305,467	7.1%	416,329

*	Less than one percent.

(1)	This table is based on information supplied by directors, current executive officers, named executive officers as of October 18, 2005 and all persons known by the Company to beneficially own more than 5% of its outstanding common stock based on Schedules 13D or 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 30, 2006 (other than as a result of the merger) are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

(2)	The column labeled “Additional Shares Underlying Unvested Options” represents shares of common stock subject to options that are not currently exercisable and that would not become exercisable within 60 days after April 30, 2006 except in connection with the merger. Under the terms of the merger agreement and the Company’s stock option agreements, the Company’s directors, officers and employees will have their unvested stock options effectively accelerated and their vested and unvested options “cashed out” in connection with the merger, meaning that they will receive cash payments for each share underlying their options equal to the excess, if any, of $12.20 per share over the exercise price per share of their options. Accordingly, the column labeled “additional shares underlying unvested options” is intended to represent shares underlying options that are not represented elsewhere in the above table and for which the Company’s directors, executive officers or principal stockholders may receive consideration pursuant to the merger agreement, depending on whether the options are in-the-money. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.

(3)	Although Mr. Steigerwald was a “named executive officer” in the Company’s annual proxy statement filed on October 18, 2005, he is not currently an executive officer.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the Delaware General Corporation Law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of the Company. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex C of this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against approval and adoption of the merger agreement and the merger. Voting against or failing to vote for approval and adoption of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of approval and adoption of the merger agreement and the merger. A vote in favor of the approval and adoption of the merger agreement and the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock.

All demands for appraisal should be addressed to NetIQ Corporation, 1650 Technology Drive, Suite 800, San Jose, CA 95110-3089, Attention: Secretary and General Counsel, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of the Company’s common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of the Company’s common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of the Company’s common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. If a comparable public companies analysis is used as a methodology to appraise the shares, one factor the Chancery Court may consider is an implicit minority discount as the implied equity values are based in part on stock market prices for minority shares. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

If the merger is completed, there will be no public stockholders of NetIQ and no public participation in any future meetings of NetIQ stockholders. However, if the merger is not completed, NetIQ will hold a 2006 annual meeting of stockholders. In that event, in order to be included in the proxy statement and related proxy card for NetIQ’s 2006 annual meeting, stockholder proposals must have been received by NetIQ no later than June 23, 2006 (or, if the date of NetIQ’s 2006 annual meeting is changed by more than 30 days from the anniversary of the date of the 2005 Annual Meeting, a reasonable time before NetIQ begins to print and mail its proxy materials). The proposal notice must also have been in accordance with the requirements set forth in Section 2.05 of NetIQ’s amended and restated bylaws.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

Public Reference Room

Room 1580

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at (202) 551-8090 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the website maintained by the SEC at www.sec.gov. NetIQ’s annual, quarterly and current reports are not incorporated by reference in this proxy statement or delivered with it, but are available, without exhibits, to any person, including any beneficial owner of NetIQ common stock, to whom this proxy statement is delivered, without charge, upon request directed to NetIQ at NetIQ Corporation, 1650 Technology Drive, Suite 800, San Jose, CA 95110-3089, Attention: Investor Relations, with a copy to the attention of the Company’s General Counsel, by calling (408) 856-3000 or by emailing InvestorRelations@netiq.com.

You should rely only on the information contained in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by NetIQ or any other person. The Company has supplied all information contained in this proxy statement relating to the Company and its affiliates. AttachmateWRQ has supplied all information contained in this proxy statement relating to AttachmateWRQ, Ninth Tee Merger Sub, Inc. and their affiliates.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

April 26, 2006

among

NETIQ CORPORATION,

WIZARD HOLDING CORPORATION

and

NINTH TEE MERGER SUB, INC.

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of this Agreement.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 26, 2006 among NetIQ Corporation, a Delaware corporation (the “Company”), Wizard Holding Corporation, a Delaware corporation (the “Parent”), and Ninth Tee Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2005 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means December 31, 2005.

“Company Owned Intellectual Property Rights” means (a) all Company Patents; (b) all registrations and applications for registration in respect of Intellectual Property Rights owned and used by the Company or its Subsidiaries (other than the Company Patents); (c) all copyrights, trade secrets and other Intellectual Property Rights in the Company Owned Software, exclusive of rights pertaining to Third Party Software; and (d) all unregistered copyrights material to the Company and its Subsidiaries taken as a whole.

“Company Material Adverse Effect” means (a) a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, except any such effect to the extent resulting from (i) any action taken at the direction or request of Parent or as required or expressly contemplated by this Agreement, (ii) changes in conditions affecting the enterprise software industry, the U.S. economy generally or foreign economies in any locations where the Company or any of its Subsidiaries has material operations or sales, in each case except to the extent such changes disproportionately affect the Company and its Subsidiaries, (iii) the negotiation, public announcement or consummation of this Agreement or the transactions contemplated hereby or (iv) such Person’s failure to meet internal or published revenue or earnings projections (whether such projections are prepared by such Person or by a Third Party) or (b) an effect which prevents or materially delays or materially impairs the Company’s ability to consummate the transactions contemplated by this Agreement.

“Company Stock” means the common stock, $0.001 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2005.

“Contract” means any lease, license, contract, subcontract, indenture, note, option or other binding agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

“Debt Financing” means the financing contemplated by the Debt Commitment Letter.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to (i) pollution, contamination, noise, nuisance, odor, wetlands, discharges, emissions, deposits, disposals and releases to land, air and water, waste or restoration or protection of the environment or natural resources or the effect of the environment on employee health and safety or (ii) the sale, import, export, manufacture, use, treatment, storage, handling, deposit, transport or disposal, use, presence, release or threatened release of any Hazardous Substance.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business or past or present facilities of the Company or any Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.

“ERISA Affiliate” means each Subsidiary of the Company and any Person that, together with the Company or any Subsidiary of the Company, would at any relevant time be treated as a single employer under Section 414 of the Code.

“Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

“Freely Available Cash” means unrestricted cash on hand of the Company and its Subsidiaries less each of the following items: (i) amounts payable to Morgan Stanley & Co. Incorporated for its services rendered to the Company pursuant to the engagement letter between such parties, a copy of which has been provided to Parent, (ii) amounts payable to the Company’s outside counsel and accountants in connection with the transactions contemplated by this Agreement, (iii) amounts payable to obtain the insurance “tail” policy contemplated by Section 7.01(b), (iv) amounts payable to printers in connection with the preparation, printing and mailing of the Company Proxy Statement and (v) the amount of $10 million to satisfy the reasonable short-term working capital needs of the Company and its Subsidiaries. With respect to the cash on hand of any Subsidiaries of the Company, “Freely Available Cash” shall exclude any cash on hand which may not be distributed, contributed or otherwise delivered to the Company and into the Exchange Fund in accordance with applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, government (including any political subdivision thereof) or governmental authority, department, court, tribunal, agency, official or other instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including NASDAQ and the NASD).

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any hazardous characteristics, including (i) any substance that is listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum or petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Company Representation” means the representations and warranties of the Company set forth in Sections 4.02, 4.05(a) and (b), 4.14, 4.19 and 4.24(a).

“Intellectual Property Right” means, in any and all jurisdictions, any trademark, service mark, trade name, mask work, patent, trade secret, copyright, and rights in Internet domain names (including any registrations or applications for registration of any of the foregoing) or any other type of proprietary or intellectual property right.

“Knowledge of the Company” means the actual knowledge of the following officers of the Company: Charles M. Boesenberg, Rick Van Hoesen, Marc Andrews, Betsy E. Bayha and David Ehrlich.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means The NASDAQ National Market.

“1933 Act” means the Securities Act of 1933, and any rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder.

“Parent Material Adverse Effect” means an effect which prevents or materially delays or materially impairs Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restricted Stock” means each share of restricted Company Stock that is outstanding under any stock option or compensation plan, agreement or arrangement of the Company or its Subsidiaries.

“Restricted Stock Award” means a Restricted Stock Unit or a share of Restricted Stock granted by the Company pursuant to any stock option or compensation plan, agreement or arrangement of the Company or its Subsidiaries.

“Restricted Stock Unit” means a restricted stock unit granted pursuant to any stock option or compensation plan, agreement or arrangement of the Company or its Subsidiaries.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	6.05
Additional Company Cash Deposit	2.03
Adverse Recommendation Change	6.03
Agreement	Preamble
Certificates	2.03
Change of Control Payments	4.24
Closing	2.09
Closing Date	2.09
Company	Preamble
Company Board Recommendation	4.02
Company Cash Deposit	2.03
Company Expense Reimbursement Event	11.03
Company Intellectual Property Rights	4.17
Company Material Contract	4.21
Company Owned Software	4.17
Company Patents	4.17
Company Payable Merger Consideration	2.03
Company Payment Event	11.03
Company Proxy Statement	4.09
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02

Term	Section
Company Stockholder Meeting	6.02
Company Stock Option	2.05
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.04
Debt Commitment Letter	5.08
Development Software	4.17
ESPP	6.01
Effective Time	2.01
e-mail	11.01
Employee Plans	4.16
End Date	10.01
Exchange Agent	2.03
Exchange Fund	2.03
Foreign Plan	4.16
Indemnified Person	7.01
IT Software	4.17
Leases	4.22
Licensed Company Intellectual Property	4.17
Material Lease	4.21
Merger	2.01
Merger Consideration	2.02
Merger Sub	Preamble
Multiemployer Plan	4.16
Option Payment	2.05
Owned Real Property	4.22
Parent	Preamble
Parent Expense Reimbursement Event	11.03
Parent Payment Event	11.03
RSA Payment	2.05
Solvency	5.09
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.15
Taxing Authority	4.15
Tax Return	4.15
Third Party Software	4.17
Uncertificated Shares	2.03

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements, to the extent material, must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) On the Closing Date, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time,

(a) except as otherwise provided in Section 2.04, each share of Company Stock outstanding (including Restricted Stock) immediately prior to the Effective Time shall be converted into the right to receive $12.20 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”), in each case for the aggregate Merger Consideration payable to each holder of shares of Company Stock. Immediately prior to the Effective Time, the Company shall have Freely Available Cash in an amount not less than the sum of (x) $165.0 million and (y) the aggregate amount received by the Company pursuant to the exercise of Company Stock Options after the date of this Agreement and before the Effective Time (such sum, the “Company Payable Merger Consideration”) available to (A) make the Company Cash Deposit and (B) pay the Option Payment and the RSA Payment. Immediately prior to the Effective Time, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.03, an amount equal to the Company Payable Merger Consideration less the sum of the Option Payment and the RSA Payment (together with the Additional Company Deposit, the “Company Cash Deposit”). The Company may make an additional deposit of

Freely Available Cash which has not been reserved to pay the Option Payment and the RSA Payment with the Exchange Agent (the “Additional Company Cash Deposit”). The Company Cash Deposit shall be used solely and exclusively for purposes of paying the Merger Consideration in respect of the Certificates and the Uncertificated Shares and shall not be used to satisfy any other obligations of the Company or any of its Subsidiaries. If the Effective Time does not occur by the second Business Day after the Company deposits the Company Cash Deposit with the Exchange Agent, the Exchange Agent shall by the third Business Day after such deposit refund the Company Cash Deposit to the Company by wire transfer of immediately available funds. Immediately prior to the Effective Time, Parent shall make available to the Exchange Agent, for the benefit of the holders of Company Stock outstanding immediately prior to the Effective Time, an amount equal to (a) the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares less (b) the amount of the Company Cash Deposit. The funds provided to the Exchange Agent pursuant to this Section 2.03 are referred to herein as the “Exchange Fund”. Within two Business Days after the Closing Date, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Notwithstanding anything herein to the contrary, the Merger Consideration payable in respect of unvested Restricted Stock shall be payable pursuant to Section 2.05 and not pursuant to this Section 2.03, no deposit shall be made with the Exchange Agent by the Company or Parent pursuant to this Section 2.03 and the procedures of this Section 2.03 in respect of holders of shares of Company Stock shall not apply to the extent of such holders’ shares of unvested Restricted Stock.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law and as to which the right to appraisal has not been failed to be perfected, withdrawn or otherwise lost in accordance with the provisions of Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Stock Options and Restricted Stock Awards. (a) At or immediately prior to the Effective Time, each employee stock option to purchase shares of Company Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not vested or exercisable, shall be canceled, and Parent shall cause the Surviving Corporation to pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration per share of Company Stock over the applicable exercise price of such option by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time (the “Option Payment”).

(b) Effective as of the Effective Time, each Restricted Stock Award with respect to which shares of Company Stock remain unissued or unvested as of the Effective Time shall be canceled in exchange for an obligation of Parent to pay or cause the Surviving Corporation to pay, in respect of each share of Company Stock subject to such award, an amount equal to the Merger Consideration (the “RSA Payment”).

(c) Notwithstanding any other provision of this Section 2.05, payment may be withheld in respect of any Company Stock Option until a consent in the form previously provided to the Company is obtained from the holder of such Company Stock Option.

Section 2.06. Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock or of a Company Stock Option or Restricted Stock Award in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted.

Section 2.09. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place on a date selected by the Company that occurs within 10 days after the later of (i) satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger and (ii) availability of the proceeds from the Debt Financing (the “Closing Date”), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. It is understood that if the Closing Date selected by the Company pursuant to this Section 2.09 is after the End Date, the End Date shall be extended to the Closing Date. The Closing shall be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, CA 94025, unless another place is agreed to in writing by the parties hereto.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law; provided that, at the Effective Time, such certificate of incorporation shall be amended as provided on Exhibit A hereto.

Section 3.02. Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company.

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03) to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and the laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming the Company Stockholder Approval is obtained and assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, except as would not materially delay or materially impair the Company’s ability to consummate the transactions contemplated by this Agreement, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute (with or without notice or lapse of time, or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any lease, license, contract, subcontract, indenture, note, option or other binding agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or their assets may be bound or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company common stock and 5,000,000 shares of preferred stock, par value $0.001 per share. As of April 20, 2006, there were outstanding 40,089,591 shares of Company Stock, employee stock options to purchase an aggregate of 8,768,377 shares of Company Stock (of which options to purchase an aggregate of 6,851,348 shares of Company Stock are exercisable) and Restricted Stock Units covering an aggregate of 64,426 shares of Company Stock. As of April 20, 2006, the weighted average exercise price of outstanding Company Stock Options whose exercise price is less than the Merger Consideration (the “Cash Pay Options”) was $10.285 and there was an aggregate of 3,260,014 shares of Company Stock subject to Cash Pay Options outstanding.

(b) Except as set forth in this Section 4.05 and for changes since April 20, 2006 resulting from the exercise of employee stock options outstanding on such date and the vesting of Restricted Stock Units and except for issuances of Company Stock, Company Stock Options and Restricted Stock Awards permitted under Section 6.01, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). Except as set forth in this Section 4.05, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, repurchase, redeem or otherwise acquire any of the Company Securities (or to cause any of the foregoing to occur). There are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company.

(c) Section 4.05(c) of the Company Disclosure Schedule sets forth a list of all stockholders agreements, voting trusts and other agreements to which the Company is a party relating to voting or disposition of any shares of the Company’s capital stock or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any of its Subsidiaries.

(d) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. No Company Subsidiary owns any shares of capital stock of the Company. Section 4.05(d) of the Company Disclosure Schedule contains a complete and correct list as of April 20, 2006 of (i) each stock option plan pursuant to which stock options to purchase Company Stock have been issued; (ii) each outstanding stock option to purchase shares of Company Stock, including the holder, date of grant, exercise price, plan under which such stock option was issued and number of vested and unvested shares of Company Stock subject thereto; and (iii) each outstanding Restricted Stock Award, including the holder, date of grant, exercise price, plan under which such Restricted Stock Award was issued and number of vested and unvested shares of Company Stock subject thereto.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably expected to have a Company Material Adverse Effect. Each Subsidiary of the Company, its jurisdiction of incorporation and the holder or holders of its capital stock is identified in Section 4.06(a) of the Company Disclosure Schedule. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings. (a) The Company has made available to Parent through access to its filings with the SEC the Company’s (i) annual reports on Form 10-K for its fiscal years ended June 30, 2005, 2004 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended September 30, 2005 and December 31, 2005, (iii) its proxy statement relating to the meeting of the stockholders of the Company on November 18, 2005 and all of its other reports, statements, schedules and other documents required to be filed or furnished by it with the SEC since July 1, 2002 (collectively, the “Company SEC Documents”). The Company SEC Documents were prepared in accordance with, and complied in all material respects with, the applicable requirements of the 1934 Act and Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder and did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(b) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the 1934 Act) which are known to the Company and reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. All certifications of the principal executive officer and principal financial officer required by the Sarbanes-Oxley Act to be filed or submitted with the Company SEC Documents have been so filed or submitted.

Section 4.08. Financial Statements. The consolidated audited financial statements of the Company and the consolidated unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time such financial statements were prepared, were prepared in conformity with GAAP as in effect at the time such financial statements were prepared applied on a consistent basis during the periods involved and fairly present in all material respects (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Parent or Merger Sub specifically for use therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, as of the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would violate the provisions of Section 6.01 of this Agreement, and there has not been:

(a) any event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, except for repurchases by the Company of Company Stock on the open market pursuant to programs disclosed in the Company SEC Documents and repurchases of Restricted Stock from employees of the Company in connection with the termination of employees;

(c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly owned Subsidiaries in the ordinary course of business consistent with past practices;

(g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had a Company Material Adverse Effect;

(h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(i) any material change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act; and

(j) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company or any Subsidiary (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, or (iii) change in compensation or other benefits payable to any director, officer or employee of the Company or any Subsidiary pursuant to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business consistent with past practices; or

(k) any material restatement of the financial statements of the Company or the notes thereto included in, or incorporated by reference into, the Company SEC Documents.

Section 4.11. No Undisclosed Material Liabilities. There are no material liabilities of the Company or any of its Subsidiaries of any kind other than:

(a) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2005 (but not including the section thereof entitled “Factors That May Affect Future Results”);

(b) liabilities disclosed in, related to or arising under this Agreement or any agreements, instruments or other matters disclosed in this Agreement or in the Company Disclosure Schedule but excluding any liability related to or arising under a breach of any agreement or instrument disclosed in this Agreement or in the Company Disclosure Schedule to the extent the liability relating to or arising under such breach is not specifically disclosed; or

(c) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date.

Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and has been in compliance in all material respects with each law, rule, regulation, judgment, injunction, order or decree issued by any Governmental Authority and applicable to the Company. No notice has been received by the Company or any of its Subsidiaries from any Governmental Authority since July 1, 2003 alleging that the Company or any of its Subsidiaries is in violation in any material respect of any applicable law, rule, regulation, judgment, injunction, order or decree applicable to the Company or any of its Subsidiaries.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries, that, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to result in damages to the Company or its Subsidiaries in excess of $250,000 or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There are no material unsatisfied judgments or settlements or decrees or orders (excluding decrees and orders of general applicability) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. As of the date of this Agreement, to the Knowledge of the Company, no officer or director of the Company is a defendant in any action or the subject of any investigation commenced by any Governmental Authority with respect to the performance of his or her duties as an officer and/or director of the Company.

Section 4.14. Finders’ Fees. Except for Morgan Stanley & Co. Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.15. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been timely filed, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects and in compliance with Applicable Law in all material respects;

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable or required to be withheld from amounts paid or owing to any third party, and, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books;

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) None of the Company or its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Company and its Subsidiaries, and none has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(f) None of the Company or its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) No claim has ever been made by a Taxing Authority since July 1, 2003 in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(h) None of the Company or its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority after the date of this Agreement.

(i) None of the Company or its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

(j) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group. “Tax Return” means any report, return, statement or form required to be supplied to any Taxing Authority with respect to Taxes.

Section 4.16. Employee Benefit Plans. (a) Section 4.16(a) of the Company Disclosure Schedule contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, change of control, severance, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, sponsored, administered or contributed or required to be contributed to by the Company or any Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability or obligation (collectively, the “Employee Plans”). Copies of such Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such Employee Plan or trust.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has any current or potential liability or obligation under Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), and neither the Company nor any ERISA Affiliate has any current or potential liability or obligation with respect to any Multiemployer Plan.

(d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the Knowledge of the Company there is no reason why any such determination letter should be revoked or not be reissued. All such Employee Plans have been timely amended for the requirements of the legislation commonly known as “GUST” and “EGTRRA” and have been submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST. The Company has provided to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained, funded and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company or any of its Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay, any bonus, retirement, job security or other benefit, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or contractor of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

(f) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due have been made with respect to each Employee Plan within the time periods prescribed by the terms of such Employee Plan and ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made with respect to each Employee Plan or properly accrued.

(g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries or to any other individual except as required to avoid excise tax under Section 4980B of the Code. The Company and the ERISA Affiliates have complied and are in compliance with the requirements of Section 4980B of the Code.

(h) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended June 30, 2005.

(i) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan and, to the Knowledge of the

Company, there is no basis for any such action, suit, investigation, audit or proceeding. There have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan, and no fiduciary (as defined in Section 3(21) of ERISA) of any Employee Plan has any liability or obligation for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(k) No benefit plan, program or arrangement is maintained by the Company or any of its Subsidiaries outside the United States, or covers any individual residing or working outside the United States (each a “Foreign Plan”). Each Foreign Plan has been maintained, funded and administered in all material respects in compliance with all Applicable Laws, and no Foreign Plan has any unfunded or underfunded liabilities or obligations.

Section 4.17. Software and Intellectual Property Rights. (a) Section 4.17(a) of the Company Disclosure Schedule contains a complete and accurate list of (i) all patents, registrations and applications for patents owned by the Company or its Subsidiaries (the “Company Patents”); (ii) all registrations and applications for registration in respect of Intellectual Property Rights owned and used by the Company or its Subsidiaries (other than the Company Patents); and (iii) all computer software owned by the Company or its Subsidiaries and that is currently (A) distributed or (B) maintained and supported by the Company or its Subsidiaries (“Company Owned Software”).

(b) Section 4.17(b) of the Company Disclosure Schedule contains a complete and accurate list of (i) all computer software related agreements through which the Company or its Subsidiaries embeds, integrates, bundles, redistributes, resells or otherwise sublicenses software owned by any Third Party (“Third Party Software”); (ii) all material computer software related agreements covering computer software used by the Company or its Subsidiaries to support the development of Company Owned Software (“Development Software”); and (iii) all computer software related agreements relating to information technology software used in the operations of the Company (“IT Software”) for which the Company or its Subsidiaries paid more than $50,000 in the aggregate in license fees or pays more than $25,000 in annual support fees; (clauses (i) to (iii), collectively, the “Licensed Company Intellectual Property”).

(c) No Company Owned Intellectual Property Right and no Company Owned Software is subject to any Liens or encumbrances (other than as encumbered by the terms of applicable licenses or related agreements) or any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any of its Subsidiaries or restricting the licensing thereof by the Company or any of its Subsidiaries to any Person, except for any Lien, encumbrance, judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation is made with respect to Liens or encumbrances on Third Party Software that is embedded or incorporated in Company Owned Software.

(d) To the Knowledge of the Company, there is no action, suit, investigation or proceeding pending against, or threatened since January 1, 2004 against, the Company or any of its Subsidiaries before any court or arbitrator or any Governmental Authority (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Owned Intellectual Property Rights, (ii) alleging that the use of the Company Owned Intellectual Property Rights by the Company or its Subsidiaries misappropriate or infringe any Intellectual Property Right of any Third Party or (iii) alleging that the Company or any of its Subsidiaries have infringed or misappropriated any Intellectual Property Right of any Third Party, except in the case of clauses (i), (ii) or (iii) any such action, suit, investigation or proceeding that, if determined or resolved adversely in accordance with the plaintiff’s demands, would not reasonably be expected to impair in any material respect the ability of the Company and its Subsidiaries to operate the business of the Company and its Subsidiaries taken as a whole.

(e) To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ products, including Company Owned Software, or processes nor the conduct of the businesses of the Company or its Subsidiaries misappropriates or infringes any Intellectual Property Rights of any Third Party that has not been adjudicated to be invalid or unenforceable, except for infringements or violations that would not reasonably be expected to have a Company Material Adverse Effect.

(f) The Company and its Subsidiaries own the Company Owned Intellectual Property Rights, have a right to use the Licensed Company Intellectual Property, and otherwise own or have a right to use all other Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property Rights”) in substantially the same manner as currently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect.

(g) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material confidential Company Intellectual Property Rights, including, without limitation, to the Knowledge of the Company, only disclosing material confidential Company Intellectual Property Rights to a Third Party pursuant to a written confidentiality agreement. To the Company’s Knowledge, none of the Company Intellectual Property Rights that are material to the business or operation of the Company and its Subsidiaries and the value to the Company and its Subsidiaries of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than pursuant to a written confidentiality agreement or as would not have a Company Material Adverse Effect.

(h) No loss or expiration of any of the Company Owned Intellectual Property Rights is threatened, pending or reasonably foreseeable, except for the Company Patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or its Subsidiaries, including, without limitation, a failure by the Company or its Subsidiaries to pay any required maintenance fees, except as would not reasonably be expected to have a Company Material Adverse Effect.

(i) To the Knowledge of the Company, there is no infringement or misappropriation of any of the Company Intellectual Property Rights by a Third Party that would reasonably be expected to impair in any material respect the ability of the Company and its Subsidiaries to operate the business of the Company and its Subsidiaries taken as a whole.

(j) To Knowledge of the Company, none of the Company Owned Software is compiled with Third Party Software that is licensed under terms (such as those of the GNU General Public License) requiring the Company or its Subsidiaries to disclose source code to any of the Company Owned Software, other than source code of such Third Party Software, as a condition of the exercise of such licensed rights, except as would not reasonably be expected to have a Company Material Adverse Effect.

(k) All Company Owned Software was: (i) developed by employees of the Company or its Subsidiaries working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment or who have agreed in writing to effect such assignment, which ultimately runs in favor of the Company or its Subsidiaries as assignee, which assignments have or will convey to the Company or its Subsidiaries ownership of all of such person’s rights in the Intellectual Property Rights relating to such developments; or (iii) acquired in connection with acquisitions in which the Company or its Subsidiaries obtained appropriate representations, warranties or indemnities from the transferring party relating to the title to such Intellectual Property Rights, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(l) To the Knowledge of the Company, there are no defects in any of the Company Products that would prevent such Company Owned Software from performing in accordance with its user specifications and there are no viruses, worms, Trojan horses or similar programs in any of the Company Owned Software, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company or its Subsidiaries is in possession of the source code and object code for all Company Owned Software, Third Party Software, Development Software and IT Software and copies of all other material related thereto, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such software as currently used in the business of the Company and its Subsidiaries, except for those materials where the Company’s failure to possess such materials would not reasonably be expected to have a Company Material Adverse Effect.

(m) The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its Subsidiaries in the conduct of business is sufficient in all material respects for the current needs of such business, except as would not reasonably be expected to have a Company Material Adverse Effect; and the Company and its Subsidiaries have the right to use a sufficient number of license seats for all Development Software and IT Software used in the business, except as would not reasonably be expected to have a Company Material Adverse Effect.

(n) Section 4.17(n) of the Company Disclosure Schedule lists (i) all agreements pursuant to which the Company or any of its Subsidiaries has provided source code containing or embodying any Company Owned Software to a third party and (ii) all third parties to whom the Company or any of its Subsidiaries has granted a contingent right to receive source code containing or embodying any Company Owned Software, whether pursuant to an escrow arrangement or otherwise, except as such provision of source code or grant of contingent right would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.18. Environmental Matters. (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law;

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

Section 4.19. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.

Section 4.20. Opinion of Financial Advisor. The Company has received the oral opinion (to be confirmed in writing) of Morgan Stanley & Co. Incorporated, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of the Company Stock from a financial point of view. An executed copy of this opinion has been delivered to Parent for informational purposes only.

Section 4.21. Contracts.

(a) For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;

(ii) any indemnification, employment, consulting or other contract with (x) any member of the Company’s Board of Directors, (y) any executive officer of the Company or any of its Subsidiaries or (z) any other employee of the Company or any of its Subsidiaries earning an annual salary plus bonus equal to or in excess of $200,000, in each case other than those contracts terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or any such Subsidiary;

(iii) any contract containing any covenant (A) limiting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any person, (B) granting any exclusive rights to make, sell or distribute the products of the Company or any of its Subsidiaries or (C) granting “most favored nation” pricing status to any person;

(iv) any contract (i) providing for the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business or (ii) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than other Subsidiaries of the Company;

(v) any contract to license to any third party the right to reproduce any of the Company’s or any of its Subsidiaries’ Intellectual Property products, services or technology or any contract to sell or distribute any of the Company’s or any of its Subsidiaries’ Intellectual Property products, services or technology, except (A) agreements with sales representatives, original equipment manufacturers or resellers in the ordinary course of business (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business or (C) agreements allowing copies to be made by the licensee as necessary for the use of the licensed Intellectual Property;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivables and payables in the ordinary course of business or any contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of the Company or any of its Subsidiaries;

(vii) any settlement agreement entered into within two years prior to the date of this Agreement, other than (A) releases immaterial in nature or for an amount not exceeding $200,000 entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment or association with the Company or (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $250,000;

(viii) any material legal partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(ix) any customer contract that accounted for net revenues in fiscal year 2005 of more than $500,000 in the aggregate;

(x) any Lease requiring rental payments of $25,000 or more per month or $300,000 or more per year (a “Material Lease”); and

(xi) any contract (other than Material Leases) with a vendor pursuant to which the Company incurred payables in fiscal year 2005 of more than $2,000,000 in the aggregate.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date hereof.

(c) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its terms, except (i) to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law), (ii) to the extent such contract, has been performed or has previously expired in accordance with its terms and (iii) for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries and each other party to the Company Material Contracts have performed in all material respects all respective obligations required to be performed by them to the date hereof under the Company Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both) in breach thereof or default thereunder, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.22. Owned and Leased Real Property.

(a) Section 4.22(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), (ii) the record owners of such Owned Real Property, and (iii) all loans secured by mortgages encumbering the Owned Real Property. The Company or its Subsidiaries are the sole owners of good, valid and marketable title to the Owned Real Properties free and clear of all Liens other than those that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

(b) Section 4.22(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries.

(c) Each Material Lease is valid and binding and is enforceable by the Company or its Subsidiaries in accordance with its respective terms, except (i) to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law) and (ii) for such failures to be valid, binding or enforceable that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to result in a Company Material Adverse Effect, to the Knowledge of the Company, (i) the Company and its Subsidiaries and each other party to the Material Leases have performed in all material respects their respective obligations to be performed by them to the date hereof under the Material Leases and are not, and are not alleged in writing to be (with or without notice, the lapse of time, or both), in breach thereof or default thereunder, and (ii) neither the Company nor any of its Subsidiaries nor any other party to the Material Leases, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Lease.

Section 4.23. Tangible Personal Property. The Company and its Subsidiaries have legal and valid title to, or a valid and enforceable right to use, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, except for such defects or failures that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

Section 4.24. Change of Control; Expenses.

(a) The aggregate amount of compensation or remuneration of any kind or nature which is or may become payable to any employee of the Company or its Subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Merger, other than (i) pursuant to Article 2 of this Agreement, (ii) amounts associated with the provision of health or other insurance benefits pursuant to the Employee Plans disclosed in Section 4.24(a) of the Company Disclosure Schedule and (iii) amounts required by Applicable Law (collectively, the “Change of Control Payments”), shall not exceed the amount set forth in Section 4.24 of the Company Disclosure Schedule.

(b) Schedule 4.24(b) sets forth a list (prepared by the Company in good faith based on its understanding and assessment as of the date hereof) of the recipients of the Company’s Expenses and the Company’s good faith estimate as of the date hereof of the amounts to be paid to such recipients.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub has heretofore delivered to the Company true and complete copies of its certificate of incorporation and bylaws as currently in effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 5.02. Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub.

Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and the laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, violate any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Sub, such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.05. Disclosure Documents. None of the information provided by Parent or Merger Sub for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of the Agreement and Merger, as the Company Proxy Statement shall be then amended or supplemented, if applicable, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.07. Reserved.

Section 5.08. Financing. (a) Parent has provided to the Company a true and complete copy of an executed commitment letter from Credit Suisse Securities (USA) LLC, Credit Suisse, UBS Loan Finance LLC and UBS Securities, LLC to provide debt financing in an aggregate amount of $505.0 million (the “Debt Commitment Letter”).

(b) As of the date of this Agreement, the Debt Commitment Letter is in full force and effect, there has been no default, action or omission to act that would permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to any party thereunder and the Debt Commitment Letter has not been modified or amended or withdrawn or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding of the Debt Commitment Letter, other than as set forth in or contemplated by the Debt Commitment Letter.

(c) The aggregate proceeds to Parent or Merger Sub contemplated by the Debt Commitment Letter, together with the Company Cash Deposit, will be sufficient to enable Parent or Merger Sub to purchase all of the shares of Company Stock outstanding on a fully diluted basis pursuant to this Agreement, to make all payments in respect of Company Stock Options and Restricted Stock Awards pursuant to this Agreement, to repay or refinance debt as contemplated by the Debt Commitment Letter and to pay all fees and expenses related to this Agreement and the Debt Commitment Letter and the transactions contemplated hereby and thereby.

Section 5.09. Solvency; Surviving Corporation After the Merger. Parent is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries or the Surviving Corporation. Assuming the satisfaction of all of the conditions to Parent’s obligations to consummate the Merger and based on the financial projections provided by the Company to Parent, as of the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation will be Solvent.

For the purposes of this Section 5.09 the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties, to comply in all material respects with all Applicable Laws and the requirements of all contracts material to the Company and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent; (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities other than as permitted by Section 6.01(b); or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than the acquisition of unvested shares of Restricted Stock;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than (i) the issuance of shares of Company Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement, (ii) the issuance of shares of Company Stock in connection with the settlement of Restricted Stock Units outstanding on the date of this Agreement, (iii) the issuance of shares of Company Stock to participants under the Company’s Employee Stock Purchase Plan (“ESPP”) in accordance with the terms thereof and (iv) the grant of Company Stock Options and Restricted Stock Awards (and the issuance of shares of Company Stock pursuant to such options and awards) to employees of the Company or its Subsidiaries hired in accordance with Section 6.01(h)(iii) below or in the ordinary course of business consistent with past practice, provided that the number of shares of Company Stock issued or covered by awards made pursuant to this clause (iv) shall not exceed 40,000 shares;

(c) adopt or propose any change to its certificate of incorporation or bylaws;

(d) merge or consolidate with any other Person or acquire by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or acquire any assets of any Person outside the ordinary course of business, except the merger or consolidation with or acquisition of a Subsidiary of the Company.

(e) sell, lease, license, subject to a Lien or otherwise dispose of any Subsidiary or any amount of assets, securities or property outside the ordinary course of business consistent with past practice except (i) pursuant to existing contracts or commitments described in the Company Disclosure Schedule or as otherwise described in the Company Disclosure Schedule or (ii) assets for which the consideration does not exceed $50,000 in the aggregate.

(f) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or amend any such existing indebtedness, or (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

(g) make any material changes in accounting methods or principles, except as may be required by a change in GAAP or Regulation S-X under the 1934 Act;

(h) except as required to comply with Applicable Law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend any material employment, severance or similar agreement or benefit plan (other than offer letters that contemplate “at-will employment”), including any Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement, (ii) increase in any material respect the compensation or benefits of any present or former directors, officers, employees or consultants of the Company or its Subsidiaries except, in the case of employees other than any executive officer of the Company or any Subsidiary, for normal salary increases and bonus payments in the ordinary course of business, (iii) hire any employee except for (A) the replacement of any current Company Employee whose employment with the Company or any of its Subsidiaries is terminated after the date of this Agreement for any reason (with such replacement employee receiving substantially similar compensation and benefits as such terminated Company Employee, and (B) the hiring of up to 10 new employees above the current headcount as of the date of this Agreement, provided that neither the Company nor any of its Subsidiaries shall incur any severance or similar obligation with respect to any such new employee that may become payable at or after the Effective Time except as may be required by Applicable Law, (iv) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards other than as required by applicable law or as contemplated by this Agreement or by any agreement or arrangement outstanding on the date hereof, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, other than awards granted in accordance with existing plans or arrangements listed on Section 4.16 of the Company Disclosure Schedule, (vi) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course consistent with past practice, (vii) undertake any action that confers upon any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of this Agreement, or (viii) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Employee Plan;

(i) enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or funding obligations of the Company or any Subsidiary and other than arrangements that do not in the aggregate require investment by the Company in excess of $1.0 million;

(j) make any loan, advance or capital contribution to or investment in any person in amounts in excess of $1.0 million in the aggregate, other than loans, advances or capital contributions to or investments in a Subsidiary of the Company and routine advances for business expenses in the ordinary course;

(k) cancel any material debts or waive any material claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any its Subsidiaries);

(l) enter into, or materially amend, modify or supplement any Company Material Contract outside the ordinary course of business consistent with past practice or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Company Material Contract or otherwise), except for actions taken pursuant to existing contracts or commitments described in the Company Disclosure Schedule;

(m) make or change any material Tax election (other than elections made in the ordinary course of business);

(n) except for (i) customer and channel contracts entered into in the ordinary course of business consistent with past practice and (ii) any other contract not requiring the Company to pay in excess of $1,000,000 in the aggregate, enter into any new or renegotiate any license, agreement or arrangement relating to any Intellectual Property Right, including for any current or new Third-Party Software;

(o) (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time (as though made at such time) or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time (as though made at such time); or

(p) agree or commit to do any of the foregoing.

Section 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its commercially reasonable efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting, provided that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be an Adverse Recommendation Change) of factual information regarding the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Company Proxy Statement.

Section 6.03. No Solicitation; Other Offers. (a) Subject to Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) recommend an Acquisition Proposal or fail to make, withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement or other similar instrument relating to an Acquisition Proposal.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may at any time prior to the Company Stockholder Meeting, (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made a bona fide written Acquisition Proposal that the Board of Directors of the Company believes in good faith (after consulting with outside legal counsel to the Company and the Company’s financial advisor) (A) constitutes or could be expected to lead to a Superior Proposal and (B) is from a Person reasonably capable of consummating such Acquisition Proposal in a timely manner, (ii) thereafter furnish to such Third Party described in the preceding clause (i) nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement (and which shall not include any exclusivity or other provision prohibiting the Company from satisfying its obligations hereunder), provided that the Company promptly furnishes such nonpublic information to Parent (except to the extent such nonpublic information has been previously furnished to Parent), (iii) following receipt of such Acquisition Proposal described in clause (i), make an Adverse Recommendation Change, provided that (A) the Company delivers to Parent, promptly following the resolution of the Board of Directors of the Company to make an Adverse Recommendation Change, written notice of the Adverse Recommendation Change, which notice shall state the material terms and conditions of the Acquisition Proposal, and (B) for a period of two Business Days following delivery of such notice, the Company shall provide Parent a reasonable opportunity to make adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto; and/or (iv) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company and the financial advisor to the Company, that it must take such action to comply with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal or from making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company, after considering the advice of outside counsel, failure so to disclose could be inconsistent with its obligations under Applicable Law; provided, however, that the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that any such disclosure or other action constitutes an Adverse Recommendation Change.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation and all financial, regulatory, legal, financing and other aspects of such proposal, to be more favorable to all the Company’s stockholders than as provided hereunder (including any alteration to the terms of this Agreement agreed to in writing by Parent).

(c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent as promptly as practicable, and in any event within one Business Day, following receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that any Third Party is considering making an Acquisition Proposal or any written request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that indicates it may be considering making, or has made, an Acquisition Proposal (including the identity of such Third Party and the material terms and conditions of any such Acquisition Proposal, indication or request). The Company shall keep Parent reasonably informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request (and any modification or amendment thereof), including of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

(d) The Company (i) shall, and shall use commercially reasonable efforts to cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and (ii) shall request that each such Third Party (and its agents or advisors) in possession of confidential information about the Company and its Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information.

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of October 24, 2005, as amended, between the Company and Parent (the “Confidentiality Agreement”) and Section 8.06 of this Agreement, the Company shall (i) give Parent, its counsel, financial advisors, financing sources, auditors and other authorized representatives reasonable access, subject to Parent’s and the Company’s compliance with Applicable Law, to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with all reasonable requests of Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

Section 6.05. Company 401(k) Plan. At Parent’s request, prior to the Effective Time, the Company’s Board of Directors shall adopt resolutions terminating the Company’s 401(k) plan (the “401(k) Plan”) effective immediately prior to the Effective Time. If terminated, the Company shall make no further contributions to the 401(k) Plan (other than contributions which relate to compensation paid for services rendered on or prior to the date of the termination of the 401(k) Plan), all participants in the 401(k) Plan shall vest 100% in their respective account balances, and the plan administrator of the 401(k) Plan shall be authorized, but not directed, to apply for a favorable determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan.

Section 6.06. Stock Exchange Listing. The Company shall cause the continued trading and quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

Section 6.07. ESPP. The Company shall take all action that is necessary to (i) cause the exercise of each outstanding purchase right under the ESPP no less than two Business Days prior to the Effective Time, (ii) provide that no further purchase period or offering period shall commence under the ESPP following the date outstanding purchase rights under the ESPP are exercised in accordance with clause (i) of this sentence and (iii) terminate the ESPP immediately prior to and effective as of the Effective Time.

Section 6.08. RSA Withholding. With respect to Restricted Stock Awards that vest prior to the Closing Date, the Company shall pay the required tax withholding amounts to the applicable regulatory authorities and shall retire or withhold, as applicable, shares from such Restricted Stock Awards with an aggregate fair market value (based on the fair market value of the Company Stock on the applicable vesting date) equivalent to such tax withholding amounts.

ARTICLE 7

COVENANTS OF PARENT AND MERGER SUB

Each of Parent and Merger Sub agrees that:

Section 7.01. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and each employee or former employee listed on Section 7.01 of the Company Disclosure Schedule that is a party to an indemnification agreement (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) Prior to the Effective Time, the Company shall procure, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time insurance “tail” policies with respect to directors’, officers’ and fiduciaries’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the date hereof under the Company’s directors’ and officers’ liability insurance policy; provided that if such a policy cannot reasonably be procured for a premium of 300% or less of the premium paid by the Company in respect of the current year as of the date of this Agreement, then the Company shall procure an insurance policy with the greatest coverage and amount procurable for such a premium. Parent shall not cancel such policies or permit such policies to be canceled.

(c) If Merger Sub, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Merger Sub or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.01.

(d) The certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company’s certificate of incorporation and bylaws in effect on the date hereof. For six years after the Effective Time, the Surviving Corporation shall maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification of Indemnified Persons, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under Delaware Law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the Indemnified Persons’ indemnification rights thereunder.

(e) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.01, provided that such Person shall undertake in writing to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

(f) The Surviving Corporation shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall undertake in writing to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

(g) The rights of each Indemnified Person under this Section 7.01 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person against the Surviving Corporation.

Section 7.02. Employee Benefits. (a) Parent shall, or shall cause the Surviving Corporation to, recognize all service of the employees with the Company to the extent recognized under an analogous Employee Plan as of the Effective Time for purposes of participation and vesting under the employee benefit plans (other than any equity-based plan or arrangement) of Parent or the Surviving Corporation. Notwithstanding the foregoing, nothing is intended to prevent Parent from amending or terminating any such Employee Plan in accordance with its terms. The provisions of this Section 7.02 are for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, shall give or be construed to give any Person, other than the parties hereto, and such permitted successors and assigns, any legal or equitable rights under this Section 7.02.

(b) If the 401(k) Plan is terminated pursuant to Section 6.05, Parent agrees to take or cause to be taken such actions as are necessary to permit participants in the 401(k) Plan to roll over their accounts under such plan into, and to continue to be eligible to participate in, a plan or plans qualified under Section 401 of the Code maintained by Parent after the Effective Time.

Section 7.03. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE 8

COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

The parties hereto agree that:

Section 8.01. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Sub shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

(b) In furtherance and not in limitation of the foregoing, each of Merger Sub and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) In furtherance and not in limitation of the foregoing,

(i) Each of Parent and Merger Sub shall use commercially reasonable efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using commercially reasonable efforts to (A) satisfy on a timely basis all terms, conditions, representations and warranties applicable to Parent or Merger Sub in the Debt Commitment Letter, (B) enter into definitive agreements with respect thereto as promptly as practicable but in any event at the Effective Time on terms and conditions no less certain than those contained in the Debt Commitment Letter, and (C) obtain funds under the Debt Commitment Letter. Parent will furnish true and complete copies of all such definitive agreements to the Company promptly upon their execution;

(ii) Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Debt Financing and shall give the Company prompt notice of any material adverse change with respect to the Debt Financing. Without limiting the foregoing, Parent shall notify the Company promptly, and in any event within two Business Days, if at any time prior to the Closing Date (A) the Debt

Commitment Letter shall expire or be terminated for any reason or (B) any financing source that is a party to the Debt Commitment Letter notifies Parent or Merger Sub that such source no longer intends to provide financing to Parent or Merger Sub on the terms set forth therein. Without the prior written consent of the Company, neither Parent nor any of its Subsidiaries shall take any action or omit to take any action that could reasonably be expected to materially impair, delay, or prevent Parent’s obtaining of the Debt Financing or any alternate financing arrangement. Parent shall not, without the prior written consent of the Company, amend or alter, or agree to amend or alter, the Debt Commitment Letter in a manner that would materially impair, delay or prevent the transactions contemplated by this Agreement;

(iii) The Company shall use commercially reasonable efforts to provide Parent with such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including (A) participation in meetings, due diligence sessions and management presentation sessions and similar presentations, (B) preparing business projections and financial statements (including pro forma financial statements) and other information for offering memoranda, private placement memoranda and similar documents and (C) reasonably facilitating the pledge of collateral. The Company shall allow Parent’s representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and shall allow such representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time (unless such fee or liability is not payable until immediately prior to the Effective Time). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation; and

(iv) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use commercially reasonable efforts to (A) arrange to obtain alternate financing, and, if obtained, shall provide the Company with a copy of the new financing commitment that provides for at least the same amount of financing as the Debt Commitment Letter and on terms and conditions no less certain than those contained in the Debt Commitment Letter as originally issued, (B) enter into definitive agreements with respect thereto as promptly as practicable but in any event prior to the Effective Time on terms and conditions no less certain than those contained in the Debt Commitment Letter, and (C) obtain funds under such commitment letter to the extent necessary to consummate the transactions contemplated by this Agreement. If Parent obtains a new financing commitment for at least the same amount of financing as contemplated by the Debt Commitment Letter as originally issued and on terms and conditions that are no less certain than those contained in the Debt Commitment Letter as originally issued, then the new commitment letter in respect of such financing shall be the “Debt Commitment Letter” for purposes of this Agreement.

Section 8.02. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any additional action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Merger Sub shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Articles 4 or 5, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a) or 9.03(a) not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 8.06. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent, Merger Sub and the Company shall hold, and shall use its reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, all in accordance with the terms of the Confidentiality Agreement.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware law;

(b) (i) no Applicable Law shall prohibit the consummation of the Merger, (ii) there shall not be instituted or pending any action or proceeding in which a Governmental Authority is seeking to (A) make the Merger illegal or to prohibit consummation of the Merger or the other transactions contemplated by this Agreement, (B) cause the transactions contemplated by this Agreement to be rescinded following consummation or (C) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of all shares of the Surviving Corporation, and (iii) there shall be no judgment, order or decree of any Governmental Authority of competent jurisdiction in effect that shall prohibit the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(d) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all respects its obligations under Section 2.03(a) and in all material respects all of its obligations hereunder other than those under Section 2.03(a), in each case required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement, other than the Identified Company Representations, shall be true and correct without regard to any materiality or Company Material Adverse Effect qualifiers contained therein at and as of the Effective Time as if made at and as of such time (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), with only such exceptions, individually or in the aggregate, as have not had and would not reasonably be expected to have a Company Material Adverse Effect, (iii) the Identified Company Representations shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), with only such exceptions as have not resulted in or would not reasonably be expected to result in costs or liabilities to the Company, in the aggregate, of more than the sum of (x) $500,000 and (y) the Additional Company Deposit, and (iv) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) appraisal rights that were properly exercised in accordance with Section 262 of Delaware Law shall not remain outstanding at the Effective Time with respect to more than 20% of the outstanding shares of Company Stock at such time; and

(c) the Company shall have delivered certified copies of (i) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s shareholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of the Company as then in effect immediately prior to the Effective Time.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and Merger Sub shall have performed in all respects its obligations under Section 2.03(a) and in all material respects all of its obligations hereunder other than those under Section 2.03(a), in each case required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of each of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto shall be true at and as of the Effective Time as if made at and as of such time with only such exceptions as would not reasonably be expected to have a Parent Material Adverse Effect, as applicable, and (iii) the Company shall have received a certificate signed by an executive officer of each of Parent and of Merger Sub to the foregoing effect;

(b) each of Parent and Merger Sub shall have delivered certified copies of (i) the resolutions duly adopted by its Board of Directors authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) any resolutions duly adopted by its shareholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws or similar organizational documents as then in effect immediately prior to the Effective Time; and

(c) If any solvency opinion is delivered to any of lenders under the Debt Commitment Letter or other lenders pursuant to an alternate debt financing arrangement, then a copy of such solvency opinion shall have been delivered to the Company and the Company’s Board of Directors, and such solvency opinion shall be expressly addressed to the Company and the Company’s Board of Directors or be in such form as may be required in order that such persons shall be entitled to rely upon such solvency opinion as if it were expressly addressed to such persons.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Merger Sub;

(b) by either the Company or Merger Sub, if:

(i) the Merger has not been consummated on or before August 11, 2006, (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any covenant contained in this Agreement results in the failure of the Merger to be consummated by such time;

(ii) consummation of Merger would violate any nonappealable final order, decree or judgment (which the parties hereto shall have used their reasonable best efforts to resist, resolve or lift) of any Governmental Authority having competent jurisdiction; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) as permitted by Section 6.03, an Adverse Recommendation Change shall have occurred; or

(ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or

(iii) at the time of such termination Parent is not in material breach of its obligations under this Agreement and (A) any representation or warranty made by the Company in this Agreement fails to continue to be true and correct or the Company fails to perform any covenant or agreement set forth in this Agreement, in each case that would cause the condition set forth in Section 9.02(a) not to be satisfied, and (B) such failure to be true and correct or such failure to perform is not reasonably capable of being cured in the Company’s (and not the Parent’s) good faith judgment by the End Date; or

(iv) the Company shall have willfully and materially breached its obligations under Section 6.02 or 6.03 (other than Section 6.03(b)(ii) or 6.03(d)(ii)); or

(d) by the Company, if:

(i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that, in the case of any termination by the Company, (A) at least two Business Days prior to such termination, the Company notifies Parent in writing of the Company’s intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching a description of the material terms and conditions thereof, and (B) Parent does not make, within two Business Days of receipt of such notice, an irrevocable unconditional offer that is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such two Business Day period; or

(ii) at the time of such termination the Company is not in material breach of its obligations under this Agreement and (A) any representation or warranty made by Parent or Merger Sub in this Agreement fails to continue to be true and correct or Parent or Merger Sub fails to perform any covenant or agreement set forth in this Agreement, in each case that would cause the condition set forth in Section 9.03(a) not to be satisfied, and (B) such failure to be true and correct or such failure to perform is not reasonably capable of being cured in the Parent’s (and not the Company’s) good faith judgment by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto. The parties agree that the agreements contained in Section 11.04 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Notwithstanding any other provision in this Agreement to the contrary, the parties hereto agree that the payment contemplated by Sections 11.04(b), (c) and (d) represent the sole and exclusive remedy of the parties to this Agreement in the circumstances described herein and that, except for the payment expressly set forth in the circumstances described herein, none of the parties to this Agreement or any of their respective affiliates shall have any liability or obligation of any kind whatsoever arising out of the termination of this Agreement, any breach by any party to this Agreement giving rise to such termination, or the failure of the transactions contemplated by this Agreement to be consummated, whether arising in contract, tort or otherwise. The provisions of this Section 10.02 and Sections 8.06, 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

Wizard Holding Corporation
c/o Attachmate Corporation
1500 Dexter Ave N.
Seattle, WA 98109
Attention: Chief Executive Officer and General Counsel
Facsimile No.: (206) 217-7515
E-mail: jeffh@attachmatewrq.com, jennifem@attachmatewrq.com

with a copy to:

Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA 94104
Attention: Jeffrey C. Hammes, P.C. and Stephen D. Oetgen
Facsimile No.: (415) 439-1500
E-mail: soetgen@kirkland.com

if to the Company, to:

NetIQ Corporation
3553 North First Street
San Jose, CA 95134
Attention: Betsy E. Bayha
Facsimile No.: (408) 856-3777
E-mail: betsy.bayha@netiq.com

with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Attention: William Kelly
Facsimile No.: (650) 752-2111
E-mail: william.kelly@dpw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.01 and any other agreement that contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the shares of Company Stock.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If a Parent Expense Reimbursement Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), within one Business Day after the occurrence of such Parent Expense Reimbursement Event, an amount equal to the Expenses of Parent, Merger Sub and their Affiliates (not to exceed $2,500,000).

(c) If a Parent Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), within one Business Day after the occurrence of such Parent Payment Event, a fee of $13.3 million; provided that any payment of Expenses pursuant to Section 11.04(b) shall be credited against the fee payable pursuant to this Section 11.04(c).

(d) If a Company Payment Event occurs, Parent shall pay the Company (by wire transfer of immediately available funds), within one Business Day after the occurrence of such Company Payment Event, a fee of $20.0 million.

(e) As used herein, the following terms have the following meanings:

“Company Payment Event” means (I) the termination of this Agreement pursuant to Section 10.01(d)(ii) or (II) the termination of this Agreement by either Parent or the Company pursuant to Section 10.01(b)(i) if all of the conditions set forth in Section 9.01 and Section 9.02(a) have been or are capable of being satisfied at the time of such termination.

“Parent Expense Reimbursement Event” means (I) the termination of this Agreement pursuant to Section 10.01(b)(iii), (II) the termination of this Agreement pursuant to Section 10.01(c)(iii) as a result of the Company’s willful and material breach of its obligations under this Agreement or (III) the termination of this Agreement pursuant to Section 10.01(c)(iii) as a result of the failure of any representation or warranty made by the Company in this Agreement to have been true and correct as of the date of this Agreement.

“Parent Payment Event” means

(I) the termination of this Agreement pursuant to Sections 10.01(c)(i), 10.01(c)(ii), Section 10.01(c)(iv) or Section 10.01(d)(i); or

(II) the termination of this Agreement pursuant to Section 10.01(b)(i) or 10.01(b)(iii) but only if (A) prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii)) or the End Date (in the case of a termination pursuant to Section 10.01(b)(i)), an Acquisition Proposal shall have been made by a Third Party or any Third Party has publicly disclosed its intention to make an Acquisition Proposal, and (B) within 12 months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by any Third Party; (2) any Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; or (3) any Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Stock (or in any of clauses (1) through (3) the Company shall have entered into any contract or agreement providing for such action).

Section 11.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.01, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.01, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.09. Entire Agreement. This Agreement and the Confidentiality Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

Section 11.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which it is entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NETIQ CORPORATION, a Delaware Corporation

By:
Name:
Title:

NINTH TEE MERGER SUB, INC., a Delaware Corporation

By:
Name:
Title:

WIZARD HOLDING CORPORATION, a Delaware Corporation

By:
Name:
Title:

EXHIBIT A

* * * * *

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NETIQ CORPORATION

ARTICLE ONE

The name of the corporation is NetIQ Corporation.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, with a par value of $0.001 per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall be indemnified by the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to art action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

Neither any amendment nor repeal of this Article Eight, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eight, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE NINE

The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ANNEX B

OPINION OF MORGAN STANLEY & CO. INCORPORATED

April 26, 2006

Board of Directors

NetIQ Corporation

3553 North First Street

San Jose, California 95134

Members of the Board:

We understand that NetIQ Corporation (the “Company”), Wizard Holdings Corporation (the “Buyer”), and Ninth Tee Merger Sub, Inc., a subsidiary of the Buyer (“Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 26, 2006 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a subsidiary of the Buyer and each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”) of the Company, other than shares held in treasury or held by the Buyer or any of its subsidiaries or as to which dissenters’ rights have been perfected, will be converted into the right to receive $12.20 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that Attachmate Corporation (“Attachmate”) is a wholly-owned subsidiary of the Buyer.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain internal financial statements concerning Attachmate prepared by the management of Attachmate;

iv)	reviewed certain financial projections of the Company prepared by the management of the Company;

v)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

vi)	reviewed the reported prices and trading activity for the Company Common Stock and other publicly available information regarding the Company;

vii)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

viii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

ix)	participated in discussions and negotiations among representatives of the Company, the Buyer and their financial and legal advisors;

x)	reviewed the Merger Agreement, the debt commitment letter between the Buyer and Credit Suisse, Credit Suisse Securities (USA) LLC, UBS Loan Finance LLC and UBS Securities LLC, substantially

B-1

in the form of the draft dated April 25, 2006 (the “Commitment Letter”) and certain related documents; and

xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and Attachmate for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of the Company. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions and that the Buyer will obtain financing for the Merger in accordance with the terms set forth in the Commitment Letter. We have relied upon, without independent verification, the assessment by the management of the Company of the validity of, and risks associated with, the Company’s existing and future technologies, intellectual property, products and services. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Buyer, Attachmate, the Company or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ MICHAEL F. WYATT
Michael F. Wyatt Managing Director

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ‘228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ‘251 (other than a merger effected pursuant to ‘251(g) of this title), ‘252, ‘254, ‘257, ‘258, ‘263 or ‘264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ‘251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ‘251, ‘252, ‘254, ‘257, ‘258, ‘263 and ‘264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ‘253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to ‘228 or ‘253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation

SPECIAL MEETING OF STOCKHOLDERS

PROXY

OF

NETIQ CORPORATION

•, 2006

This proxy is being solicited by the Board of Directors of NetIQ Corporation

The undersigned, having read the Notice of Special Meeting of Stockholders and the Proxy Statement dated •, 2006, receipt of which are hereby acknowledged, hereby appoint(s) Charles M. Boesenberg and Richard H. Van Hoesen and each of them, with full power and authority to act without the other and with full power of substitution, as proxies to represent and vote, as directed herein, all shares the undersigned is entitled to vote at the special meeting of stockholders of NetIQ Corporation to be held at •, on • at •, local time, and all continuations, adjournments or postponements thereof.

You are encouraged to specify your choice by marking the appropriate box. This proxy will be voted as specified by you, but if no choice is specified, it will be voted FOR the proposal described on this proxy card. Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

The Board of Directors unanimously recommends a vote FOR:

1.	Approval and adoption of the Agreement and Plan of Merger, dated as of April 26, 2006, among NetIQ Corporation, Wizard Holding Corporation, a Delaware corporation and the parent company and sole stockholder of AttachmateWRQ, and Ninth Tee Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Wizard Holding Corporation, and the merger contemplated by such merger agreement.

FOR  ☐            AGAINST  ☐            ABSTAIN  ☐

(continued, and to be signed and dated, on reverse side)

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING, IF SUBMITTED TO A VOTE OF THE STOCKHOLDERS, A MOTION TO ADJOURN THE SPECIAL MEETING TO ANOTHER TIME OR PLACE FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

NAME(S):

DATE:

NOTE: Please sign your name exactly as it appears on your stock certificate(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full.